                          Filed Pursuant to Rule 424 (b)(1)
                          Registration No. 333-74777

PROSPECTUS

3,100,000 Shares
[ONLINE RESOURCES LOGO]
Common Stock

Online Resources is offering 3,100,000 shares of its common stock. This is our initial public offering.

Our common stock has been approved for listing on the Nasdaq National Market under the symbol "ORCC."

INVESTING IN OUR COMMON STOCK INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                                            PROCEEDS TO
                                                         PRICE TO        UNDERWRITING         ONLINE
                                                          PUBLIC           DISCOUNT          RESOURCES
----------------------------------------------------------------------------------------------------------
Per Share                                            $14.00            $0.98             $13.02
----------------------------------------------------------------------------------------------------------
Total                                                $43,400,000       $3,038,000        $40,362,000
----------------------------------------------------------------------------------------------------------

We have granted the underwriters an option to purchase a maximum of 465,000 additional shares of common stock to cover over-allotments.
J.P. MORGAN & CO.

               U.S. BANCORP PIPER JAFFRAY

                                     KEEFE, BRUYETTE & WOODS, INC.

June 4, 1999

                                  [GRAPHICS]



     Series of pictures of computer screens depicting our Internet financial services as seen by retail customers.






     Graphic displaying a map of the United States with a list of representative clients.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "the Company," "Online Resources," "we," "us" and "our" refer to Online Resources & Communications Corporation.

                               TABLE OF CONTENTS

                                              PAGE
Prospectus Summary..........................    1
Risk Factors................................    4
Forward-looking Statements..................    9
Use of Proceeds.............................   10
Dividend Policy.............................   10
Capitalization..............................   11
Dilution....................................   12
Selected Financial Information..............   13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   15
Business....................................   24
Management..................................   35

                                              PAGE
Principal Stockholders......................   42
Certain Related Party Transactions..........   44
Description of Capital Stock................   45
Restrictions on Acquisition of
  Online Resources..........................   47
Shares Eligible for Future Sale.............   51
Underwriting................................   53
Legal Matters...............................   54
Experts.....................................   55
Available Information.......................   55
Index to Financial Statements...............  F-1

                            ------------------------

UNTIL JUNE 29, 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                       (i)

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                      (ii)

                               PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and should be read in conjunction with the more detailed information and financial statements included elsewhere in this prospectus.

Online Resources is a leading provider of electronic commerce services that enable our clients to provide Internet and other online banking services to their retail customers. Our target clients are regional and community financial institutions who, according to SNL Securities, accounted for approximately 66% of U.S. retail deposits, which excludes deposit accounts of $100,000 or more, in 1998. We act as a hub by connecting our clients, their retail customers and financial services providers and integrating financial data transmitted among them. We offer our clients access to our financial electronic commerce hub which provides online banking, billpaying and access to complementary financial services. In addition, we provide customer support through our call center and offer a range of marketing and other services and products.

The number of users banking online is expected to grow from 8.1 million in 1998 to 39.8 million by 2003, according to International Data Corporation. As a result, financial institutions can no longer rely exclusively on traditional retail banking delivery methods. We believe that our clients often lack the resources and expertise to cost-effectively develop the technology infrastructure necessary to offer, market and support online financial services.

We believe our single source electronic commerce services enable our financial institution clients to offer the breadth of online financial services needed to remain competitive. We bring economies of scale and technical expertise to our clients and offer them a cost-effective means to retain and expand their customer base, deliver their services more efficiently and strengthen their customer relationships.

We connect our clients, their retail customers and financial services providers through our proprietary system. The key to our system is the middleware component, which integrates customer and financial data through our access, electronic funds transfer and services gateways. We further differentiate ourselves by internally developing, integrating and controlling many critical services, such as billpaying and call center support, rather than relying primarily on third-party providers for these services.

We provide our clients with a low up-front cost through our patented method of connecting to retail customers through established ATM networks. Transactions through ATM networks are immediately processed and generally referred to as real-time. We believe our link to these ATM networks provides our clients substantial scale, quality, security and cost benefits. As of March 31, 1999, we were connected to or certified with 51 ATM networks and processors such as Star, Honor, NYCE, EDS, Fiserv and Alltel. As each ATM network and processor integration and certification can take up to a year to complete, we believe that these certifications and our patent offer us a substantial competitive advantage.

We derive revenue from long-term service contracts with our clients, who pay us recurring fees based primarily on the number of enrolled retail customers and transaction volumes, as well as an upfront implementation fee. At March 31, 1999, we had contracts with 338 clients who we estimate had approximately 6.9 million retail customers. At March 31, 1999, 149 of these clients, including 71 during 1998, had completed the installation and setup of our systems, which we refer to as launching a client. We estimate that these 149 clients had a retail customer base of approximately 4.1 million, of which 59,241 were using our services. As a network-based service provider, we have made substantial up-front investments in infrastructure. We believe our financial performance and operating leverage will be based primarily on increasing retail customer subscriptions and transaction volumes over a relatively fixed cost base.

Our goal is to become the leading provider of electronic commerce services to financial institutions by rapidly expanding and enhancing our hub. We have developed a multiple channel sales network, including a network of 32 marketing partners that complement our direct sales force. With our ATM network certifications or connections largely completed, we intend to increase the retail customer base by accelerating launches of our financial institution clients. We expect to use a portion of the proceeds of this offering for co-marketing programs with our clients designed to increase the percentage of our clients' enrolled retail customers. These programs will include expansion of our BankOnline.com Web site to direct potential retail customers to our clients.

                                  THE OFFERING

COMMON STOCK OFFERED................3,100,000 shares

COMMON STOCK OUTSTANDING AFTER THE
OFFERING............................10,824,409 shares

OVER-ALLOTMENT OPTION...............465,000 shares

USE OF PROCEEDS.....................We will use the net proceeds from the offering for repayment of debt, co-marketing programs directed to retail customers, general corporate purposes, including capital expenditures, and working capital.

NASDAQ NATIONAL MARKET SYMBOL......."ORCC"

MANAGEMENT CONTROL..................Following the offering, management and directors will control approximately 38% of our outstanding common stock and therefore effectively will continue to control our management and affairs. See "Risk Factors."

DIVIDENDS...........................We do not anticipate paying any cash dividends in the foreseeable future. See
                                    "Dividend Policy."

RISK FACTORS........................See "Risk Factors" beginning on page 4 for a discussion of material risks that you should consider before purchasing shares of common stock.

Unless otherwise indicated, the share information in the table above excludes up to 465,000 shares that may be issued to the underwriters to cover over-allotments. See "Underwriting."

The table includes, as of April 30, 1999, 3,571,559 shares of common stock issuable upon the consummation of this offering as a result of the conversion of all outstanding shares of all series of our preferred stock and excludes 1,899,967 shares of common stock issuable upon the exercise of our outstanding exercisable warrants. See "Description of Capital Stock."

The table excludes 1,823,039 shares reserved for issuance under our stock option plans, of which 1,737,965 shares were subject to outstanding options on April 30, 1999 (of which 1,432,722 were exercisable) and 85,074 shares were eligible for future grant. See "Capitalization" and "Management -- Stock Option Plans."

All references to shares of common stock in this prospectus reflects a 1 for
2.81 reverse stock split of the common stock which is effective as of May 2, 1999.

             ------------------------------------------------------

Our executive offices are located at 7600 Colshire Drive, McLean, Virginia 22102. Our telephone number is 703-394-5100 and our corporate Web site address is www.orcc.com. Information contained in our Web site is not part of this prospectus.

                         SUMMARY FINANCIAL INFORMATION

The following table presents summary financial data for the periods indicated and should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and related notes, and other information included elsewhere in this prospectus.

Pro forma amounts in the tables below give effect to the automatic conversion of our redeemable convertible preferred stock and Series A convertible preferred stock into common stock. Pro forma as adjusted amounts reflect the conversion of convertible preferred stock and the sale of shares of common stock in this offering and the application of the estimated net proceeds therefrom. See "Capitalization" and "Use of Proceeds."

                                                   ------------------------------------------------------------------------------
                                                                                                              THREE MONTHS
                                                               YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                                   -----------------------------------------------      -------------------------
                                                      1996              1997              1998             1998          1999
                                                   -----------      ------------      ------------      -----------   -----------
STATEMENT OF OPERATIONS DATA:                                                                                  (UNAUDITED)
Revenues:
    Core services............................      $   417,590      $  1,011,161      $  2,221,230      $   479,409   $   795,929
    Support services.........................          176,653           207,697           644,818          105,322       349,699
    Implementation fees......................          417,116         1,310,950         1,200,158          159,825       300,809
    Related products.........................          119,150           324,736           259,898           75,184        57,259
                                                   -----------      ------------      ------------      -----------   -----------
        Total revenues.......................        1,130,509         2,854,544         4,326,104          819,740     1,503,696
Loss from operations.........................       (6,661,377)      (10,722,084)      (10,490,730)      (2,351,315)   (3,085,030)
Net loss.....................................       (6,976,391)      (11,045,811)      (11,558,469)      (2,423,059)   (3,485,022)
Preferred stock accretion....................               --        (1,998,665)       (3,779,169)      (1,035,585)   (1,266,184)
Beneficial return on preferred shares........               --                --                --               --    (2,668,109)
Net loss available for common................       (6,976,391)      (13,044,476)      (15,337,638)      (3,458,644)   (7,419,315)
Net loss per share -- basic and diluted......            (1.86)            (3.38)            (3.83)           (0.87)        (1.81)
Shares used in calculation of basic and
  diluted loss per share.....................        3,742,648         3,858,366         4,009,713        3,986,015     4,106,277
Pro forma net loss per share-basic and
  diluted(1).................................                                                (1.82)                         (0.47)
Shares used in calculation of pro forma basic
  and diluted loss per share(1)..............                                            6,356,728                      7,361,962

                                                                  ------------------------------------------------
                                                                                   MARCH 31, 1999
                                                                  ------------------------------------------------
                                                                                                       PRO FORMA
                                                                     ACTUAL          PRO FORMA        AS ADJUSTED
                                                                  ------------      ------------      ------------
BALANCE SHEET DATA:                                                                 (UNAUDITED)
Cash and equivalents........................................      $  5,006,189      $  5,006,189      $ 34,970,543
Working capital.............................................         2,172,443         2,172,443        32,961,736
Total assets................................................        10,345,891        10,345,891        40,310,245
Notes payable, less current portion.........................         8,028,528         8,028,528                --
Capital lease obligations, less current portion.............           595,839           595,839           595,839
Put option liability........................................           584,477                --                --
Other long-term liabilities.................................           193,400           193,400           193,400
Total liabilities...........................................        13,966,150        13,381,673         4,528,206
Redeemable convertible preferred stock......................        34,773,305                --                --
Series A convertible preferred stock........................             7,950                --                --
Stockholders' equity (deficit)..............................       (38,393,564)       (3,035,782)       36,426,218

                                                                  --------------------------------------------------------
                                                                         AS OF DECEMBER 31,
                                                                  --------------------------------         AS OF MARCH 31,
                                                                   1996        1997         1998                1999
                                                                  ------      -------      -------         ---------------
OPERATING DATA (CUMULATIVE):                                                      (UNAUDITED)
    Financial institution clients...........................         54           158          308                 338
    Clients activated (pilot and launched)..................         26            66          138                 188
    Retail customers billed.................................      4,031        18,651       46,807              59,241
    Marketing partners......................................          7            17           32                  32

---------------
(1) The pro forma earnings per share reflect the effect of the conversion of the weighted average number of shares of Series A, Series B and Series C preferred stock as if the shares were converted as of the date of issuance. The pro forma earnings per share do not give effect to the initial public offering or to the application of the offering proceeds to repay debt.

                                  RISK FACTORS

You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing the common stock we are offering.

RISKS PARTICULAR TO ONLINE RESOURCES

WE HAVE A HISTORY OF LOSSES AND COULD CONTINUE TO LOSE MONEY

We have not yet had an operating profit for any quarterly or annual period and are unsure when we will become profitable, if ever. We may not be able to attract and retain enough financial institutions and retail customers to reach profitable levels. We were established in 1989 and a significant portion of our existence has been devoted to developing the proprietary systems and infrastructure needed to implement our business. Profitability in the future will depend upon a number of factors, including our ability to continue to contract with new financial institution clients and to develop and retain a larger retail customer base that uses our services on a regular basis.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could have a material adverse effect on the market price of our stock.

WE MAY NEED TO RAISE CAPITAL TO STAY IN BUSINESS

We may not achieve cash flow break-even and may require additional infusions of capital to sustain operations. This capital may not be available. We may need to raise additional funds sooner than we expect if we incur unforeseen required capital expenditures or substantial operating losses. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business.

WE SIGNIFICANTLY RELY ON THIRD PARTIES FOR THE SUCCESS OF OUR MARKETING EFFORTS

We depend upon the assistance of marketing partners who include some or all of our services and related products as a part of their offerings to financial institutions. To date, approximately 59% of our financial institution clients were signed as a result of leads from these marketing partners. Failure by these marketing partners to continue to offer our services and related products could have a material adverse effect on our business.

WE DEPEND UPON OUR FINANCIAL INSTITUTION CLIENTS TO MARKET OUR SERVICES

To market our services to retail customers, we depend primarily upon our financial institution clients. We charge our clients fees based on the number of their retail customers who have enrolled with our clients for online banking services. Therefore, retail customer enrollment affects our revenue and is important to us. Because our clients offer our services under their name, we must depend on those clients to get their customers to use our services. Our financial institution clients may not effectively market our services to their retail customers. Any failure of our clients to effectively market our services could have a material adverse effect on our business.

OUR CO-MARKETING EFFORTS FOLLOWING THIS OFFERING MAY NOT BE SUCCESSFUL

We plan to use a portion of the net proceeds from this offering to co-market our services and related products with our financial institution clients to their retail customers. These marketing efforts may not result in the desired increase in acceptance by retail customers.

WE MAY NOT BE ABLE TO EXPAND TO MEET INCREASED DEMAND

We may not be able to expand or adapt our services and related products to meet the demands of our financial institution clients and their retail customers quickly or at a reasonable cost. The type and volume of transactions processed through our system and the number of financial institution clients connected to it have been relatively limited to date. We will need to continue to expand and adapt our infrastructure, services and related products to accommodate additional financial institution clients and their retail customers, increased transaction volumes and changing customer requirements. This will require substantial financial, operational and management resources. In the past as we have developed our infrastructure, clients have experienced periods when they were unable to utilize our services. If we are unable to scale our system and processes to support the variety and number of transactions and retail customers who ultimately use our services, our business may be materially adversely affected.

IF WE LOSE A MATERIAL CLIENT, OUR BUSINESS MAY BE ADVERSELY IMPACTED

One of our financial institution clients, Riggs National Bank, accounted for 10.8% of revenue for the year ended December 31, 1998 and less than 10% for the three months ended March 31, 1999. In addition, another client, California Federal Bank, accounted for 14.7% of revenue for the three months ended March 31, 1999. The loss of these contracts in the near term, or the loss of any other material contracts in the future, either directly to a competitor, or indirectly in the event that a financial institution client is acquired by an institution not utilizing our services, or decides to provide these services in-house, could have a material adverse effect on revenues. Loss of any material financial institution contract in the future could also negatively impact our ability to attract and retain other financial institution clients.

WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED BUSINESSES OFFERING SIMILAR PRODUCTS OR SERVICES

We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established customer bases and significantly greater financial, technical and marketing resources. Further, some of our competitors provide or have the ability to provide the same range of services we offer. They could market to our targeted regional and community financial institution client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial institutions. Also, competitors may compete directly with us by adopting a similar business model or through the acquisition of companies, such as resellers, who provide complimentary products or services.

A significant number of companies offer portions of the services we provide and compete directly with us. For example, the Web servers of some companies compete with our front-end Internet access capabilities. Other software providers have created units to provide on an outsource basis a portion of services like ours. These companies may use billpayers who team with access providers. Also, certain services may be available to retail customers independent of financial institutions such as Intuit's Quicken.com and Yahoo! Finance. Finally, there are some ATM and other networks who provide similar services in addition to connecting to financial institutions.

Many of our competitors may be able to afford more extensive marketing campaigns and more aggressive pricing policies in order to attract financial institutions. Our failure to compete effectively in our markets would have a material adverse effect on our business.

FAILURE TO SUCCESSFULLY IMPLEMENT A SYSTEMS UPGRADE OR CONVERSION MAY ADVERSELY AFFECT OUR REPUTATION AND OUR BUSINESS

A failure to implement a systems upgrade or conversion would delay implementation of some of our financial institution clients, could cause us to divert significant resources and could negatively impact our reputation in the banking industry. We are currently upgrading our system from software version
2.0 to version 3.0. We may be unable to successfully complete this conversion and any future systems upgrades or conversions.

WE DEPEND ON OUR OFFICERS AND SKILLED EMPLOYEES DUE TO OUR COMPLEX BUSINESS

If we fail to attract, assimilate or retain highly qualified managerial and technical personnel and, in particular, software developers for whom demand is high in all industry markets, our business could be materially adversely affected. Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced in both banking and technology. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. Competition for such personnel is intense.

SYSTEM FAILURES COULD HURT OUR BUSINESS--WE COULD BE LIABLE FOR SOME TYPES OF FAILURES

Like other system operators, our operations are dependent on our ability to protect our system from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Our back-up site is located approximately one mile from our headquarters, where most of our computer systems, including processing equipment, is currently operated and maintained. In the event of major disasters, both locations could be equally impacted. Loss of all or part of our systems for a period of time could have a material adverse effect on our business. We may be liable to our clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, we cannot predict the extent or amount of any potential liability.

SECURITY BREACHES COULD DISRUPT OUR BUSINESS

Like other system operators, our computer systems may also be vulnerable to computer viruses, hackers, and other disruptive problems caused by unauthorized parties entering our system. Computer attacks or disruptions may jeopardize the security of information stored in and transmitted through the computer systems of our financial institution clients and their retail customers using our services, which may result in significant losses or liability. This, or the perception that our systems may be vulnerable to such attacks or disruptions, also may deter retail customers from using our services.

Data networks are also vulnerable to attacks and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible, that despite existing safeguards, an employee could divert retail customer funds while these funds are in our control, exposing us to a risk of loss or litigation and possible liability. In dealing with numerous consumers, it is possible that some level of fraud or error will occur, which may result in erroneous external payments. Losses or liabilities that we incur as a result of any of the foregoing could have a material adverse effect on our business.

WE FACE RISKS RELATING TO THE YEAR 2000 ISSUE

If our systems, the systems of our vendors, the systems of our financial institution clients or their vendors, telecommunications networks, or the systems of the ATM networks or core banking processors are not Year 2000 compliant or are unable to recover from system interruptions which may result from the Year 2000 date change, our business could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue on the Operations and Financial Condition of Online Resources."

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY INFORMATION

We rely on patent trade secret laws to protect our intellectual property, such as the software and processes which we have developed in connection with our business. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights, our business could be harmed. Any actions we take may not be adequate to protect our intellectual property rights and other companies may develop technologies that are similar or superior to our intellectual property. Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could become subject to claims alleging infringement of third-party intellectual property rights. Any claims could subject us to litigation, and could require us to pay damages or develop non-infringing intellectual property, any of which could be expensive, or require us to acquire licenses to the intellectual property that is the subject of the alleged infringement.

OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS MAY PREVENT OR DELAY THIRD PARTIES FROM BUYING YOUR STOCK

Our Restated Certificate of Incorporation will authorize the Board of Directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Certificate of Incorporation will provide for staggered terms for the members of the Board of Directors. In addition, the Certificate of Incorporation will provide that directors can be removed only for cause and only by a majority of the other directors or by vote of stockholders owning 80% or more of the voting power. Some provisions of our proposed Certificate of Incorporation and Bylaws could have a depressive effect on our stock price or make it more difficult for a third party to acquire a majority of our outstanding voting stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest. See "Description of Capital Stock--Preferred Stock" and "Restrictions on Acquisition of Online Resources -- Anti-Takeover Effects of the Certificate of Incorporation and Bylaws."

INDUSTRY RISKS

OUR SERVICES MAY NOT BE BROADLY USED AND ACCEPTED BY CONSUMERS

There is no established history of broad acceptance by retail customers of services like ours and those services may not be accepted in the future. Because our fee structure is designed to establish recurring revenues through monthly usage by retail customers of our financial institution clients, our recurring revenues are dependent on the acceptance of our services by retail customers and their continued use of online banking, billpaying and other financial services.

CONSOLIDATION OF THE BANKING AND FINANCIAL SERVICES INDUSTRY COULD NEGATIVELY IMPACT OUR BUSINESS

The continuing consolidation of the banking and financial services industry could result in a smaller market for our services. Consolidation frequently results in a complete change in the electronic infrastructure of the combined entity. This could result in the termination of our services and related products if the acquiring institution has its own in-house system or outsources to competitive vendors. This would also result in the loss of revenue from actual or potential retail customers of the acquired financial institution.

GOVERNMENT REGULATION COULD INTERFERE WITH OUR BUSINESS

Federal or state agencies may attempt to regulate our activities. In addition, Congress could enact legislation that would require us to comply with data, record keeping, processing and other requirements. We may be subject to additional regulation as the market for our business continues to evolve. The Federal Reserve Board or other Federal or state agencies may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and Federal or state authorities could enact laws, rules or regulations affecting our business or operations. If enacted and applied to our business, these laws, rules or regulations could render our business or operations more costly, burdensome, less efficient or impracticable, any of which could have a material adverse effect on our business.

RISKS RELATING TO THE OFFERING

MANAGEMENT AND DIRECTORS WILL CONTINUE TO CONTROL OUR MANAGEMENT AND AFFAIRS

Upon completion of this offering, management and directors will beneficially own approximately 38.4% of our outstanding common stock, and 37.0% if the underwriters' over-allotment option is exercised in full. Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action including the election of members to our board of directors and the approval of significant change-in-control transactions. Therefore, they will effectively control our management and affairs. This may have the effect of delaying or preventing a change in control. See "Management" and "Principal Stockholders."

THESE SHARES MAY NOT HAVE AN ACTIVE MARKET AND THE PRICE MAY BE VOLATILE

Prior to this offering, there has been no public market for our common stock. An active or liquid trading market in the common stock may not develop upon completion of this offering, or if it does develop, it may not continue. The initial public offering price of the common stock will be determined through our negotiations with the underwriters and may be more than the market price of common stock after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

The market price of the common stock could be subject to significant fluctuations in response to variations in quarterly operating results, our failure to achieve operating results consistent with securities analysts' projections of our performance, and other factors. If the public offering price of our common stock is not at least $12.06 or $16.83 per share, depending on when the registration statement of which this prospectus is a part is declared effective by the SEC, during the 20-day trading period following the initial two week period of trading, investors who purchased Series C preferred stock in our last private offering will receive the right to exercise warrants to purchase shares of common stock. See "Description of Capital Stock -- Warrants." If those securityholders receive the right to exercise their warrants, our stockholders will have their ownership diluted.

The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of new or enhanced services or related products by us or our competition, announcements of joint development efforts or corporate partnerships in the financial electronic commerce services market, market conditions in the technology, banking, telecommunications and other emerging growth sectors, and rumors relating to us or our competitors may have a significant impact on the market price of the common stock.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE SUBSTANTIAL DILUTION

The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any common stock you purchase in the offering will have a post-offering net tangible book value per share of $10.63 less than the price you paid for the share. See "Dilution."

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE AVAILABLE FOR FUTURE SALE

A substantial number of shares of our common stock could be sold into the public market after this offering. The occurrence of such sales, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. After this offering, we will have outstanding 10,824,409 shares of common stock, or 11,289,409 shares if the underwriters exercise their option to purchase additional shares of common stock in this offering. At April 30, 1999, we had also reserved an additional 1,823,039 shares of common stock for issuance under our stock option plans and 2,492,220 shares of common stock under our warrants. As of April 30, 1999, options to purchase 1,737,965 of these shares were outstanding (of which 1,432,722 were exercisable) and exercisable warrants to purchase 1,899,967 of these shares have been issued.

The shares of common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to our "affiliates." Substantially all of our existing stockholders have agreed pursuant to written "lock-up" agreements that, for a period of 180 days from the date of this prospectus, they will not sell their shares. As a result, upon the expiration of the lock-up agreements 180 days after the date of this prospectus, 6,505,073 shares of common stock will be eligible for sale subject, in most cases, to certain volume and other restrictions under the Federal securities laws. The remaining shares of common stock will become eligible for resale after the expiration of the waiting periods prescribed under the Federal securities laws. See "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

     - forecasts of growth in business-to-business electronic commerce, and growth in the number of consumers using online banking and billpaying services;

     - statements regarding Online Resources' preparedness for the Year 2000 date change and trends in Online Resources' revenues, expense levels, and liquidity and capital resources;

     - statements regarding Online Resources' plans for growth of the Financial Services Center; and

     - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

     - our history of losses and anticipation of future losses;

     - our dependence on the marketing efforts of third parties;

     - the potential fluctuations in our operating results;

     - our potential need for additional capital;

     - our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;

     - our competition;

     - our ability to attract and retain skilled personnel.

     - our reliance on our patents and other intellectual property;

     - the early stage of market adoption of the services we offer; and

     - consolidation of the banking and financial services industry.

See additional discussion under "Risk Factors" beginning on page 4.

                                USE OF PROCEEDS

Our net proceeds from the sale of common stock offered hereby are estimated to be approximately $39 million (approximately $46 million if the underwriters' over-allotment option is exercised in full) and after deducting underwriting discounts and commissions and estimated offering expenses. We currently intend to use:

     - net proceeds of this offering for the repayment of our outstanding corporate debt which at March 31, 1999, was $9.5 million; and

     - between $7.4 million and $14.8 million of the net proceeds of this offering for the expansion of co-marketing programs with existing financial institution clients directed at their retail customers.

We intend to use the balance of the net proceeds of this offering, between $14.7 million and $22.1 million, for general corporate purposes, including capital expenditures and working capital. At March 31, 1999, the corporate debt to be repaid included $8.0 million of loans, incurred for working capital purposes, which bear interest at 12.75% per annum and are due March 2003, and an equipment note of $1.5 million which bears interest at 9% per annum and is due June 1, 2000. We also may use net proceeds to pursue opportunities to invest in or acquire services, products, technologies or companies that complement or otherwise enhance our existing businesses. However, we currently have no understandings, commitments or agreements with respect to any such acquisition. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade obligations.

The foregoing discussion represents our best estimate of the allocation of the net proceeds of this offering based upon our current plans. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes.

                                DIVIDEND POLICY

We intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends. To date, we have not paid dividends.

                                 CAPITALIZATION

The following table sets forth as of March 31, 1999, our actual capitalization, our pro forma capitalization which gives effect to the automatic conversion of our redeemable convertible preferred stock and Series A convertible preferred stock into common stock and our pro forma capitalization, as adjusted to reflect the issuance and sale of 3,100,000 shares of common stock in this offering and the application of the resulting net proceeds. See "Use of Proceeds." You should read this table in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                              ------------------------------------------
                                                                         AS OF MARCH 31, 1999
                                                              ------------------------------------------
                                                                                             PRO FORMA
                                                                 ACTUAL       PRO FORMA     AS ADJUSTED
                                                              ------------   ------------   ------------
                                                                             (UNAUDITED)
Put option liability........................................  $    584,477   $    --        $    --
Long term obligations, less current portion.................     8,817,767      8,817,767        789,239
                                                              ------------   ------------   ------------
Redeemable convertible preferred stock......................    34,773,305        --             --
                                                              ------------   ------------   ------------
Stockholders' equity:
     Series A convertible preferred stock, $0.01 par value;
       1,000,000 shares authorized, 795,000 shares issued
       and outstanding......................................         7,950        --             --
     Common Stock, $.0001 par value; 35,000,000 shares
       authorized 4,130,024 shares issued and outstanding,
       actual; 7,701,583 shares issued and outstanding, pro
       forma; 10,801,583 shares issued and outstanding, pro
       forma as adjusted....................................           413            770          1,080
     Additional paid-in capital.............................     7,913,858     43,279,233     82,740,923
     Deferred stock compensation............................      (333,457)      (333,457)      (333,457)
     Accumulated deficit....................................   (45,422,088)   (45,422,088)   (45,422,088)
     Receivable from sale of common stock...................      (560,240)      (560,240)      (560,240)
                                                              ------------   ------------   ------------
          Total stockholders' equity (deficit)..............   (38,393,564)    (3,035,782)    36,426,218
                                                              ------------   ------------   ------------
          Total capitalization..............................  $  5,781,985   $  5,781,985   $ 37,215,457
                                                              ============   ============   ============

                                    DILUTION

Our pro forma net tangible book value at March 31, 1999, after giving effect to the automatic conversion of all outstanding shares of Series A, Series B and Series C preferred stock into 3,571,559 shares of common stock upon the closing of this offering was $(3,035,782) or $(0.39) per share of common stock. After giving effect to the offering and the receipt of proceeds therefrom, and after deducting estimated offering expenses and underwriting discounts, our pro forma net tangible book value as of March 31, 1999, would have been approximately $36,426,218 or $3.37 per share. This represents an immediate dilution of $10.63 per share to new investors purchasing shares of common stock in the offering and an immediate increase in net tangible book value to existing stockholders of $3.76 per share. The following table illustrates the per share dilution:

Initial public offering price per share.....................              $14.00
Pro forma net tangible book value per share as of March 31,
  1999......................................................   $(0.39)
Pro forma increase in net tangible book value per share
  attributable to the offering..............................   $ 3.76
                                                               ------
Pro forma as adjusted net tangible book value per share
  after the offering........................................              $ 3.37
                                                                          ------
Pro forma dilution per share to new investors...............              $10.63
                                                                          ======
Pro forma dilution per share to new investors (assuming
  exercise of all outstanding options and warrants).........              $ 9.61
                                                                          ======

The following table summarizes, on a pro forma as adjusted basis as of March 31, 1999, the number of shares of common stock purchased, the total consideration paid for the common stock and the average price per share paid by the existing stockholders and by the new investors purchasing shares of common stock in the offering, before the deduction of underwriting discounts and estimated expenses payable by Online Resources:

                                                    --------------------------------------------------------------------
                                                       SHARES PURCHASED            TOTAL CONSIDERATION          AVERAGE
                                                    -----------------------      ------------------------        PRICE
                                                      NUMBER        PERCENT        AMOUNT         PERCENT      PER SHARE
                                                    ----------      -------      -----------      -------      ---------
Existing stockholders.............................   7,701,583        71.3%      $43,280,003        49.9%       $ 5.62
New investors.....................................   3,100,000        28.7        43,400,000        50.1        $14.00
                                                    ----------       -----       -----------       -----
     Total........................................  10,801,583       100.0%      $86,680,003       100.0%
                                                    ==========       =====       ===========       =====

Except as indicated above, the foregoing tables assume no exercise of the underwriters' over-allotment option and no exercise of outstanding stock options or warrants to purchase common stock. See "Management--Stock Option Plans" and "Description of Capital Stock--Warrants."

                         SELECTED FINANCIAL INFORMATION

The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial information in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the three years ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the two years ended December 31, 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited financial statements that are not included in this prospectus. The interim financial data set forth below for the three month periods ended March 31, 1998 and 1999 has been derived from the unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments consisting of only normal recurring adjustments, that management considers necessary for a fair presentation of the financial position and results of operations for the periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. Pro forma balance sheet data reflects the conversion of the convertible preferred stock upon consummation of this offering. Historical results are not necessarily an indication of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             -------------------------------------------------------------------------------------------------
                                                                                                           THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,                               ENDED MARCH 31,
                             ---------------------------------------------------------------------   -------------------------
                                1994          1995          1996           1997           1998          1998          1999
                             -----------   -----------   -----------   ------------   ------------   -----------   -----------
                                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Core services............  $   449,386   $   372,573   $   417,590   $  1,011,161   $  2,221,230   $   479,409   $   795,929
  Support services.........      254,309       307,423       176,653        207,697        644,818       105,322       349,699
  Implementation fees......           --        66,620       417,116      1,310,950      1,200,158       159,825       300,809
  Related products.........      149,529       237,654       119,150        324,736        259,898        75,184        57,259
                             -----------   -----------   -----------   ------------   ------------   -----------   -----------
         Total revenues....      853,224       984,270     1,130,509      2,854,544      4,326,104       819,740     1,503,696
  Cost of revenues.........    1,067,446     1,853,486     1,864,991      5,128,584      6,289,462     1,368,803     1,905,916
                             -----------   -----------   -----------   ------------   ------------   -----------   -----------
    Gross profit...........     (214,222)     (869,216)     (734,482)    (2,274,040)    (1,963,358)     (549,063)     (402,220)
  General and
    administrative.........    1,050,929     1,699,363     2,208,218      2,508,058      2,705,029       521,397       795,174
  Sales and marketing......      963,330     1,423,255     2,249,405      3,257,725      3,377,728       733,827       983,281
  Systems and
    development............      890,716     1,241,874     1,469,272      2,682,261      2,444,615       547,028       904,355
                             -----------   -----------   -----------   ------------   ------------   -----------   -----------
         Total expenses....    2,904,975     4,364,492     5,926,895      8,448,044      8,527,372     1,802,252     2,682,810
                             -----------   -----------   -----------   ------------   ------------   -----------   -----------
Loss from operations.......   (3,119,197)   (5,233,708)   (6,661,377)   (10,722,084)   (10,490,730)   (2,351,315)   (3,085,030)
Other income (expense).....       92,651         6,251      (315,014)      (323,727)    (1,067,739)      (71,744)     (399,992)
                             -----------   -----------   -----------   ------------   ------------   -----------   -----------
Net loss...................   (3,026,546)   (5,227,457)   (6,976,391)   (11,045,811)   (11,558,469)   (2,423,059)   (3,485,022)
Preferred stock
  accretion................           --            --            --     (1,998,665)    (3,779,169)   (1,035,585)   (1,266,184)
Beneficial return on
  preferred shares(1)......           --            --            --             --             --            --    (2,668,109)
                             -----------   -----------   -----------   ------------   ------------   -----------   -----------
Net loss available for
  common...................   (3,026,546)   (5,227,457)   (6,976,391)   (13,044,476)   (15,337,638)   (3,458,644)   (7,419,315)
Net loss per share basic
  and diluted..............  $     (1.01)  $     (1.52)  $     (1.86)  $      (3.38)  $      (3.83)  $     (0.87)  $     (1.81)
                             ===========   ===========   ===========   ============   ============   ===========   ===========
Shares used in calculation
  of basic and diluted loss
  per share................    2,989,889     3,427,844     3,742,648      3,858,366      4,009,713     3,986,015     4,106,277
Pro forma net loss per
  share basic and
  diluted(2)...............           --            --            --             --   $      (1.82)           --   $     (0.47)
Shares used in calculation
  of pro forma basic and
  diluted loss per
  share(2).................           --            --            --             --      6,356,728            --     7,361,962

------------------

(1) We recorded a deemed beneficial return on the Series C preferred stock issued during the first three months of 1999, due to these shares being convertible into common stock at a discount from fair value at the date of issuance.

(2) The pro forma earnings per share reflect the effect of the conversion of the weighted average number of shares of Series A, Series B and Series C convertible preferred stock as if the shares were converted as of the date of issuance. The pro forma earnings per share do not give effect to the initial public offering or to the application of the offering proceeds to repay debt.

                               --------------------------------------------------------------------------------------------------
                                                       AS OF DECEMBER 31,                                AS OF MARCH 31, 1999
                               -------------------------------------------------------------------   ----------------------------
                                  1994         1995         1996           1997           1998           ACTUAL        PRO FORMA
                               ----------   ----------   -----------   ------------   ------------   --------------   -----------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and equivalents.........  $  586,932   $  762,738   $    41,142   $  1,855,809   $  3,471,620    $  5,006,189    $ 5,006,189
Working capital..............   1,333,985    1,265,745    (1,399,022)      (144,592)       580,376       2,172,443      2,172,443
Total assets.................   2,654,184    2,429,060     2,082,436      4,681,995      9,421,428      10,345,891     10,345,891
Notes payable, less current
  portion....................          --      475,000     4,555,808      1,199,225      8,525,467       8,028,528      8,028,528
Capital lease obligations,
  less current portion.......     123,006       92,154            --        352,956        605,322         595,839        595,839
Put option liability.........          --           --            --             --        362,700         584,477             --
Other non-current
  liabilities................          --           --            --             --        193,400         193,400        193,400
Total liabilities............     704,677      993,447     6,927,011      4,217,590     14,833,950      13,966,150     13,381,673
Redeemable convertible
  preferred stock............          --           --       645,000     16,836,016     25,776,254      34,773,305             --
Series A Convertible
  Preferred Stock............       7,950        7,950         7,950          7,950          7,950           7,950             --
Stockholders' equity
  (deficit)..................   1,949,507    1,435,613    (5,489,575)   (16,371,611)   (31,188,776)    (38,393,564)    (3,035,782)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

We are a leading provider of electronic commerce services that enable regional and community financial institutions to provide Internet and other online banking services to their retail customers under such financial institution's name. In 1992, we began offering banking and billpaying services through our screen-based telephone. In 1993, our real-time ATM network-based processing patent was issued. In 1995, additional PC and conventional telephone access capabilities were added, as were third-party brokerage services. In 1996, in response to the rapid growth of the Internet, we launched Internet banking and billpaying services. In November 1998, we launched our Financial Services Center which currently offers our clients' retail customers loan approval, insurance, investment information and securities trading through our third-party partners.

We derive revenue from long-term service contracts with our financial institution clients, who pay us recurring fees based primarily on the number of their retail customers enrolled and transaction volumes, as well as an up-front implementation fee. Our financial institution clients typically subsidize some or all of our fees when reselling our services to their retail customers, as they derive significant potential benefits including account retention, delivery and paper cost savings, account consolidation and cross-selling of other products. As a network-based service provider, we have made substantial up-front investments in infrastructure. We believe our financial performance and operating leverage will be based primarily on increasing retail customer subscriptions and transaction volumes over a relatively fixed cost base.

Our current sources of revenue are from core services, support services, implementations and selling related products. We expect that our primary source of revenue growth will come from core services and support services as a result of continued growth of retail customers.

     - Core Services. Our primary source of revenue is from providing core services which include banking and billpaying for which we charge our financial institution clients a fixed monthly fee based on the number of retail customers who use our service. We recognize revenue from core services as provided.

     - Support Services. Support services include our customer service center, Web page design and hosting, consumer marketing, information reporting, administrative services, and communications services. Fees for these services are closely tied to the number of retail customers and are bundled as either fixed price monthly charges, fixed price project fees, or hourly billings.

     - Implementation. We generate revenue from implementation of our fully integrated services to our financial institution clients. Implementation fees are paid on a one time basis at signing and recognized as revenue using the percentage of completion method tied to pilot and launch milestones.

     - Related Products. We also derive revenue from sales of related enabling products and software at fixed prices, including our PC software, screen-based telephone and customer service software. These have not been a significant source of revenue.

Historically, the majority of our resources have been directed to creating our proprietary Opus(sm) system. Our proprietary system enables us to provide a broad range of services to our financial institution clients including online banking, billpaying, and access to complementary financial services supported by our customer call center, marketing services and other support services. While investment to date has been significant, we believe the infrastructure we have built will enable us to support our anticipated growth over the next several years with only nominal incremental cost for additional retail customers.

Since our founding, we have incurred high costs to create our infrastructure, while generating low revenues. As a result we have historically experienced large operating losses and negative cash flow. At March 31, 1999 we had accumulated deficits of $45.4 million and net property and equipment of $3.1 million. We have funded our operations primarily through the issuance of equity and debt securities. Ongoing working capital requirements will primarily consist of personnel costs related to enhancing and maintaining our Opus(sm) system. We expect to continue to incur losses in the near future.

Our strategy is to rapidly expand and enhance our electronic commerce hub with additional financial institution clients, retail customers and financial services. We believe that our revenue growth and future profitability will depend on the speed of launching our financial institution clients and the rate of adoption of our services by their retail customers. By achieving growth in these areas, we believe we can increase our operating margins through economies of scale and create increased marketing and distribution opportunities. We intend to use a portion of the proceeds from this offering to expand our co-marketing efforts with our financial institution clients in order to promote adoption of our services by their retail customers. We are presently conducting co-marketing pilot programs with several of our clients. However, we cannot predict whether our co-marketing programs will be successful.

Our limited operating history makes it difficult to evaluate our prospects for success and our revenue and profitability potential is unproven. Investors should not use our operating history as a basis for assessing our future performance.

RESULTS OF OPERATIONS

The following table presents certain items derived from our statements of operations expressed as a percentage of revenue.

                                            --------------------------------------------------------------------
                                                                                            THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                        MARCH 31
                                            ------------------------------------          ----------------------
STATEMENT OF OPERATIONS DATA:                                                                  (UNAUDITED)
Revenues:                                     1996           1997           1998            1998            1999
                                            ------         ------         ------          ------          ------
  Core services...........................    36.9%          35.4%          51.3%           58.5%           52.9%
  Support services........................    15.6            7.3           14.9            12.8            23.3
  Implementation fees.....................    36.9           45.9           27.7            19.5            20.0
  Related products........................    10.6           11.4            6.1             9.2             3.8
                                            ------         ------         ------          ------          ------
          Total revenues..................   100.0          100.0          100.0           100.0           100.0
Expenses:
  Cost of revenues........................   165.0          179.7          145.4           167.0           126.7
                                            ------         ------         ------          ------          ------
Gross margin..............................   (65.0)         (79.7)         (45.4)          (67.0)          (26.7)
  General and administrative..............   195.3           87.9           62.5            63.6            52.9
  Sales and marketing.....................   199.0          114.1           78.1            89.5            65.4
  Systems and development.................   130.0           94.0           56.5            66.7            60.2
                                            ------         ------         ------          ------          ------
          Total expenses..................   524.3          296.0          197.1           219.8           178.5
                                            ------         ------         ------          ------          ------
Loss from operations......................  (589.3)        (375.7)        (242.5)         (286.8)         (205.2)
                                            ------         ------         ------          ------          ------
Total other income (expense)..............   (27.9)         (11.3)         (24.7)           (8.8)          (26.6)
                                            ------         ------         ------          ------          ------
Net loss..................................  (617.2)%       (387.0)%       (267.2)%        (295.6)%        (231.8)%
                                            ======         ======         ======          ======          ======

Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1999

Revenues. We derive revenues from providing core services, support services, implementations and from selling related products. Revenues increased 83.4% to $1.5 million for the three months ended March 31, 1999 as compared to $819,740 for the three months ended March 31, 1998. This increase was primarily attributable to a 66.0% increase in core services fees and a 232.0% increase in support service fees which were driven by a 118.4% increase in the number of retail customers. Additionally, implementation fees increased 88.2% as a result of increases in sales and clients launched onto our system.

Cost of Revenues. Cost of revenues primarily includes telecommunications, payment processing, systems operations, customer service, implementation and related products. Cost of revenues increased 39.2% to $1.9 million for the three months ended March 31, 1999 as compared to $1.4 million for the three months ended March 31, 1998. This increase was primarily due to a 161.0% increase in customer service costs and a 66.9% increase in payment processing costs as a result of increased support staff and transactional costs associated with the 118.4% increase in the number of retail customers.

General and Administrative. General and administrative expenses primarily consist of salaries for executive, administrative and financial control personnel and facilities costs such as office leases, insurance, and depreciation. General and administrative expenses increased 52.5% to $795,174 for the three months ended March 31, 1999 as compared to $521,397 for the three months ended March 31, 1998. The increase in general and administrative expenses results from a 39.3% increase in salaries and benefits associated with additional staffing.

Sales and Marketing. Sales and marketing expenses include salaries and commissions paid to sales and marketing personnel, consumer marketing costs, public relations costs, and other costs incurred in marketing our services and products. We have 32 marketing partners who act as resellers of our services. We have no obligation to these marketing partners other than to provide services sold to financial institutions by the marketing partners and to pay commissions to them on the sales. The marketing partners have no obligations to us other than to re-sell our services. We do not expect to incur materially less sales commissions when financial institutions sign with our marketing partners versus when financial institutions sign through our own sales force. Sales and marketing expenses increased 34.0% to $983,281 for the three months ended March 31, 1999 as compared to $733,827 for the three months ended March 31, 1998. Approximately, 14.8% of this increase was attributable to the consumer marketing group which was formed in order to provide marketing support to our clients and promote adoption of our services by the retail customers of the growing number of launched financial institution clients. Additionally, sales salaries and benefits increased 16.1% and sales travel expenses increased 54.4% as the result of new sales representatives.

Systems and Development. Systems and development expenses include salaries of personnel in the systems and development department, consulting fees and all other expenses incurred in supporting the development of new services and products, and new technology to enhance existing products. Systems and development expenses increased 65.3% to $904,355 for the three months ended March 31, 1999 as compared to $547,028 for the three months ended March 31, 1998. This increase was primarily attributable to costs associated with a technical staff expansion to support the enhancement of our systems, which resulted in a 16.2% increase in salaries and benefits and a 299.3% increase in consulting services.

Other Income and Expense. Interest income increased to $41,709 for the three months ended March 31, 1999 as compared to $12,126 for the three months ended March 31, 1998. The increase was offset by a 495.0% increase in interest expense as a result of the equipment financing loans and $8 million in senior debt incurred during 1998 and outstanding as of March 31, 1999.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

Revenues. Revenues increased 51.6% to $4.3 million in 1998 as compared to $2.9 million in 1997. This increase was primarily attributable to a 119.7% increase in core services fees and a 210.5% increase in support services fees, which were driven by a 151.0% increase in the number of retail customers. The increase in retail customers was driven primarily by the launch of an additional 60 clients during 1998.

Cost of Revenues. Cost of revenues increased 22.6% to $6.3 million in 1998 as compared to $5.1 million in 1997. This increase was primarily due to a 110.6% increase in payment processing costs as a result of increased support staff and transactional costs associated with the 151.0% increase in retail customers. Additionally, telecommunications costs increased 57.5% and customer service costs increased 34.1% as a result of the increase in retail customers. Related product costs decreased 78.5% as the result of the recognition of a $496,721 reserve on screen-based telephones taken in 1997.

General and Administrative. General and administrative expenses increased by 7.9% to $2.7 million in 1998 as compared to $2.5 million in 1997. The increase was due to a 480.1% increase in professional services and a 49.6% increase in rent expense, which were partially offset by a 22.9% decrease in salaries expenses. In 1997, a one-time charge of $137,000 was incurred for severance costs paid to terminated employees. This reduction in employees contributed to the reduction in salaries expense in 1998.

Sales and Marketing. Sales and marketing expenses increased 3.7% to $3.4 million in 1998 as compared to $3.3 million in 1997. This increase was due to a 3.8% increase in personnel expenses, a significant increase in advertising expenses and expenses related to the distribution of marketing materials.

Systems and Development. Systems and development expenses decreased by 8.9% to $2.4 million in 1998 as compared to $2.7 million in 1997. This decrease was attributable to a 7.5% decrease in personnel expenses and a 74.4% decrease in recruiting expenses as hiring growth slowed and we relied less on external recruiting services, which were partially offset by a 39.1% increase in consulting services.

Other Income and Expense. Interest expense increased 143.3% to $1.1 million in 1998 as compared to $471,187 in 1997 as we continued to finance our working capital through equipment financing loans in late 1997 and financings in 1998.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

Revenues. Revenues increased 152.5% to $2.9 million in 1997 as compared to $1.1 million in 1996. This increase was attributable to a 142.1% increase in core services revenue due to a 362.7% increase in the number of retail customers. Additionally, implementation fees increased 214.3% as a result of increases in sales and clients launched onto our system. Related product revenue increased 172.5% as we delivered additional screen-based telephones and fulfillment material to our new retail customers.

Cost of Revenues. Cost of revenues increased 175.0% to $5.1 million in 1997 as compared to $1.9 million in 1996. This increase was primarily attributable to a 239.3% increase in telecommunication costs, a 237.9% increase in customer service costs and a 98.8% increase in billpaying processing costs. These increases resulted from the increased number of retail customers, an increase in staff to support the growth of our operations and the recognition of a $496,721 reserve on screen-based telephones.

General and Administrative. General and administrative expenses increased 13.6% to $2.5 million in 1997 as compared to $2.2 million in 1996. This increase was due to a one-time $137,000 charge incurred in November 1997 for severance costs paid to terminated employees. As a result of the growth in operations we had a 130.5% increase in rent expense associated with office expansion, a 92.9% increase in depreciation and amortization expense, and an 18.4% increase in salaries expense associated with additional staffing. These expenses increased as a result of the growth of our operations. The increase in general and administrative expenses was partially offset by the absence of bonus awards in 1997.

Sales and Marketing. Sales and marketing expenses increased 44.8% to $3.3 million in 1997 as compared to $2.2 million in 1996. Approximately 27.7% of this increase was attributable to the account services group which was formed in order to strengthen client relations and promote adoption of our services by the retail customers of the growing number of launched financial institution clients. Additionally, sales commissions increased 97.9% commensurate with the increase in the number of signed financial institution clients. Travel expenses increased 19.0% due to the addition of new sales representatives.

Systems and Development. Systems and development expenses increased 82.6% to $2.7 million in 1997 as compared to $1.5 million in 1996. This was primarily attributable to costs associated with a technical staff expansion to support the enhancement of our Opus(sm) system, which resulted in a 78.5% increase in salary and benefits and a 480.4% increase in recruiting costs.

Other Income and Expense. Interest income increased 338.7% to $147,988 in 1997 as compared to $33,730 in 1996. This increase was offset by a 37.2% increase in interest expense to $471,187 in 1997 as compared to $343,384, in 1996 as a result of increased bridge loans and equipment financing in 1997.

Quarterly Results of Operations

The following table presents certain unaudited quarterly financial information for each of the eight quarters during the years ended December 31, 1997 and 1998 and the first quarter of the year ending December 31, 1999. In the opinion of management, this information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results set forth herein. We expect to continue to experience fluctuations in our quarterly operating results. Our quarterly results have in the past been subject to fluctuations and, therefore, the operating results for any quarter or quarters are not necessarily indicative of results for any future period. The quarterly results data should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.

                                       -----------------------------------------------------------------------------------
                                                                       THREE MONTHS ENDED,
                                       -----------------------------------------------------------------------------------
                                                         1997                                       1998
                                       ----------------------------------------   ----------------------------------------
                                         JUNE 30     SEPTEMBER 30   DECEMBER 31    MARCH 31       JUNE 30     SEPTEMBER 30
                                       -----------   ------------   -----------   -----------   -----------   ------------
STATEMENT OF OPERATIONS DATA
Revenues:
  Core services......................  $   193,592   $   308,144    $  392,131    $   479,409   $   484,642   $   583,070
  Support services...................       45,231        64,946        76,475        105,322       123,671       166,959
  Implementation fees................      316,650       340,525       422,900        159,825       274,100       354,509
  Related products...................       56,344        80,290       141,125         75,184        63,037        58,393
                                       -----------   -----------    -----------   -----------   -----------   -----------
        Total revenues...............      611,817       793,905     1,032,631        819,740       945,450     1,162,931
Expenses:
  Cost of revenues...................    1,067,636     1,213,454     2,043,802      1,368,803     1,513,971     1,538,946
  General and administrative.........      541,482       611,519       831,496        521,397       543,781       564,323
  Sales and marketing................      918,937       854,229       790,155        733,827       731,935       853,876
  Systems and development............      626,686       765,952       660,350        547,028       607,131       601,616
                                       -----------   -----------    -----------   -----------   -----------   -----------
        Total expenses...............    3,154,741     3,445,154     4,325,803      3,171,055     3,396,818     3,558,761
                                       -----------   -----------    -----------   -----------   -----------   -----------
Loss from operations.................   (2,542,924)   (2,651,249)   (3,293,172)    (2,351,315)   (2,451,368)   (2,395,830)
                                       -----------   -----------    -----------   -----------   -----------   -----------
Total other income (expense).........     (131,596)        3,884       (66,811)       (71,744)     (290,894)     (367,243)
                                       -----------   -----------    -----------   -----------   -----------   -----------
Net loss.............................  $(2,674,520)  $(2,647,365)   $(3,359,983)  $(2,423,059)  $(2,742,262)  $(2,763,073)
                                       ===========   ===========    ===========   ===========   ===========   ===========

                                       -------------------------
                                          THREE MONTHS ENDED,
                                       -------------------------
                                          1998          1999
                                       -----------   -----------
                                       DECEMBER 31    MARCH 31
                                       -----------   -----------
STATEMENT OF OPERATIONS DATA
Revenues:
  Core services......................  $  674,109    $   795,929
  Support services...................     248,866        349,699
  Implementation fees................     411,724        300,809
  Related products...................      63,284         57,259
                                       -----------   -----------
        Total revenues...............   1,397,983      1,503,696
Expenses:
  Cost of revenues...................   1,867,742      1,905,916
  General and administrative.........   1,075,528        795,174
  Sales and marketing................   1,058,090        983,281
  Systems and development............     688,840        904,355
                                       -----------   -----------
        Total expenses...............   4,690,200      4,588,726
                                       -----------   -----------
Loss from operations.................  (3,292,217)    (3,085,030)
                                       -----------   -----------
Total other income (expense).........    (337,858)      (399,992)
                                       -----------   -----------
Net loss.............................  $(3,630,075)  $(3,485,022)
                                       ===========   ===========

LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have raised approximately $50.3 million of capital, consisting of $12.5 million for common stock and Series A preferred stock, $18.5 million for redeemable preferred stock and $19.3 million of debt. Of the debt, $850,000 has been exchanged for common stock and $8.0 million has been exchanged for redeemable preferred stock. We have also utilized $2.0 million of capital lease financing. Through March 31, 1999, we invested $5.7 million in capital expenditures and applied the remainder to development of our Opus(sm) system and the creation of the infrastructure requirements to support our increased client base.

Beyond our capital expenditures, the funds we have raised have been applied to support our working capital needs. These needs prior to 1996 consisted primarily of costs to develop and implement our infrastructure. In these years, we raised a total of $14.1 million, consisting of $795,000 from the issuance of Series A preferred stock, $1.6 million from the issuance of debt, and $11.7 million from the issuance of common stock.

Beginning in 1996 and through March 31, 1999, our working capital needs expanded significantly as our client base grew from 4 to 338 financial institution clients. Our infrastructure needs grew to accommodate our expanding client base.

During 1996, we raised $4.0 million of debt. During 1996, we also issued $670,000 of Series B preferred stock.

During 1997, we received $335,000 from the issuance of Series B preferred stock, net cash proceeds of $7.6 million from the issuance of Series C preferred stock and $3.3 million from the issuance of convertible debt. In 1997 we also issued an equipment financing note from which we received $1.5 million.

During 1998, we received net cash proceeds of $4.6 million from the issuance of Series C preferred stock and $8.0 million from the issuance of two senior debt notes. We also received an additional $434,000 under our equipment financing note. Additionally, in 1998 we incurred $450,000 of debt.

Throughout the thirty-nine months ended March 31, 1999, we used lease financing to obtain systems hardware and other assets. In total, we obtained $2.0 million of capital lease financing during this period, mostly in 1998.

Finally, in the first quarter of 1999 we received net cash proceeds of $5.3 million from the issuance of Series C preferred stock.

As of March 31, 1999, we had $8 million of senior debt outstanding, with principal and interest maturing on March 31, 2001. Also at March 31, 1999 we had $1.5 million of equipment notes outstanding. The equipment notes require monthly payments of $61,500 from July 1, 1998 through maturity on June 1, 2001. As of March 31, 1999, we had $1.3 million of capital lease financing obligations outstanding. At March 31, 1999, we had cash of $5.0 million. In the next twelve months we expect capital expenditures of approximately $500,000.

We believe that these resources, together with the estimated net proceeds from this offering and anticipated debt and capital lease financing, will be sufficient to fund our operations for at least the next 12 months. If we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

In addition, until cash generated from operations is sufficient to satisfy our future liquidity requirements, we believe that we will be required to seek additional funds through issuance of additional equity or debt securities or through credit facilities. The sale of additional equity will result in additional dilution to our stockholders. Financing may not be available in the future in amounts or on terms acceptable to us, if at all.

IMPACT OF YEAR 2000 ISSUE ON THE OPERATIONS AND FINANCIAL CONDITION OF ONLINE RESOURCES

Year 2000 Issue
Many computer programs, computer systems and other equipment that process or store date-related information by using two digits to represent the year cannot appropriately differentiate the century. As a result, these systems may not be able to accurately process data before, during or after the year 2000. While we believe that we have taken adequate steps to make sure that our systems are Year 2000 compliant and we do not believe that we will incur material costs to prepare for the Year 2000 date change, achieving complete Year 2000 compliance is subject to various risks and uncertainties. We acknowledge that the Year 2000 date change may lead to failures of systems that may have a material and adverse effect on our business.

State of Readiness
We have been aware of the Year 2000 issue since our inception in 1989 and have focused attention on making our business systems Year 2000 compliant since that time. We developed and deployed our Year 2000 compliant platform architecture starting in 1996. During 1998, the Year 2000 project team began Year 2000 compliance testing. We are currently engaged in implementing Year 2000 compliant systems for all of our customers. Additionally, effort has been concentrated on business systems owned or operated by us or third parties, and which directly affect our ability to provide our services or otherwise affect revenues or reliability. The failure of such systems (collectively identified as "Critical Systems") for a period of time may lead to unrecoverable consequences. To mitigate risks associated with the Year 2000 issue, we have adopted a Year 2000 compliance program for our Critical Systems that has included designation of a Year 2000 project team; formulation and implementation of a Year 2000 project plan; systematic and comprehensive inventory, assessment, remediation and testing of all Critical Systems; and contingency planning.

Our Year 2000 program has the following phases and components:

Phase 1. Awareness of Problem
A Year 2000 coordinator has been designated to monitor Year 2000 events, direct communications within the company regarding Year 2000 and report and monitor progress of Year 2000 activities. It is our policy to evaluate for Year 2000 compliance, all software, hardware and telecommunications services we purchase. A checklist of Year 2000 considerations is used for this purpose.

Phase 2. Assessment of Impact and Complexity
To assess the magnitude and complexity of Year 2000 conversion issues, we performed a comprehensive inventory of Year 2000 issues at the enterprise level. We approved an operating definition of Year 2000 compliance to mean that the system hardware and software supports dates changing from the 1900s to the 2000s without major delays resulting from the date change and without affecting the intended performance of the system. We completed a comprehensive system inventory of core operations, development systems and administration that encompassed the following areas: proprietary software; operating systems; third party software and products of other companies utilized for critical operations; computer equipment and network components; telecommunications including voice, data and automated call distribution systems; database systems and data; automated accounting systems; computer equipment; infrastructure including buildings, electrical power, security systems, elevators and HVAC systems; and interfaces to external networks, processors and financial institutions. Because the Year 2000 project has been considered part of the overall planning, no initiatives will be delayed significantly as a result of Year 2000 testing. However, testing and certification will be required.

Phase 3. Remediation and Renovation
We have adopted a plan for renovation with regard to computer systems that involves the following main steps:

     - identify all systems that are not currently Year 2000 compliant;

     - prioritize all conversion issues based on identifying those systems and processes that directly affect the delivery of our products and services, other mission-critical systems and non-critical ancillary or support systems;

     - determine whether to renovate, retire or replace each noncompliant system (renovate, retire, or replace);

     - convert the system or software to be Year 2000 compliant or replace the system depending on the system;

     - schedule Year 2000 compliance testing and test all interfaces, starting with mission-critical interfaces; and

     - implement Year 2000 compliant platform architecture and systems for all customers.

Phase 4. Validation and Testing
The goal of Year 2000 testing is to demonstrate the capability of systems to process dates into the next century and to identify any additional modifications that may be required. Systems and software are then modified or replaced so that they process date information correctly. As of March, 1999, testing of internal "mission-critical" systems has been completed and testing with external service providers and customers has been started.

Phase 5. Implementation
The process for implementing Year 2000 compliant platform architecture and deploying Year 2000 compliant systems for all customers is currently in progress. Testing will continue through the Year 2000 as new customers are connected to the system.

Costs
We have incurred expenses of $415,000 through March 16, 1999 in connection with the Year 2000 program. All expenses relating to Year 2000 compliance have been incurred in the normal course of our business, as we have developed and acquired the necessary products, network components and services, and implemented specific client applications. The most significant costs to date have been those related to testing and certifying our systems with external parties, particularly ATM networks. The Year 2000 budget of $300,000 to $500,000 for fiscal 1999 is included within the current information systems budget. Prioritizing Year 2000 work within the context of the total budget is through submission and approval by the executive sponsors.

Risks
If we fail to solve a Year 2000 compliance problem with one of our systems, the result could be a failure or interruption of normal business operations. We believe that, due to the relative newness of our systems, the comprehensive scope of our Year 2000 planning and program, and the remediation and testing undertaken and completed by our compliance team, the potential for significant interruptions to normal operations should be minimal. The primary risks of Year 2000 failures are those related to external service providers including telecommunications, electrical power, ATM networks, and financial and accounting systems that we rely upon daily. Worst-case risks inherent in this business include the following:

     - Protracted interruption of electrical power to our operations and data centers could materially and negatively impact our ability to provide online transaction processing and other services. As part of our disaster recovery program, we have an emergency power generation system and the capability to transfer all critical systems to the alternative source for a period of up to 60 days. However, electrical power interruptions that impact external telecommunication services could adversely impact us due to reliance on these systems for day-to-day business.

     - Protracted interruption of telecommunications and data network services to our operations facilities could materially and negatively impact our ability to provide data center operations. We have performed a detailed assessment of the components of our telecommunications infrastructure and tested our systems for compliance. We have contacted all critical external service providers and obtained assurances and information about the compliance programs of these companies. In some instances, we have identified alternative providers and requisitioned alternative service agreements.

     - The failure of certain components of our "back office" and related systems could materially and negatively impact our business. However, as a function of business growth, these systems are planned to be retired before the end of 1999. As a contingency planning measure, we have performed a technical assessment of the current systems and their software applications in the event that the deployment of any Year 2000 compliant system is delayed beyond December, 1999.

     - In the course of business, we use software products and services provided by other companies and some of our systems interface to other companies' systems. We have obtained information from various other third-party providers regarding the Year 2000 readiness of their systems and we are continuing to review this information. We have submitted requests to other third parties for information regarding the Year 2000 readiness of their systems. We do not have any control over these third parties, and we cannot guarantee that their products and systems will not suffer any adverse effects due to the Year 2000 issue that may have a material adverse effect on our business.

     - We anticipate completing our Year 2000 readiness and compliance program by the third quarter of 1999. If we do not complete our testing and implementation plans, the potential Year 2000 liabilities may be increased. We could respond late or not at all to problems caused by the date changeover at the end of 1999. In addition, any response we make may be poorly conceived or executed. Our compliance program includes contingency plans that are continually being reviewed.

Risk Management
From a risk management perspective, the types of potential losses related to Year 2000 issues include material or "property" losses due to data corruption, erasure, reduced system performance, or calculation errors, including loss of income. We may also face losses resulting from liability to an injured third party due to the use of our software or systems with a Year 2000 deficiency. We are attempting to mitigate losses by ensuring Year 2000 capability. In addition, we are currently reviewing our general liability and other insurance policies to ensure that appropriate coverage is provided for the Year 2000 risks.

Contingency Plans
Contingency plans have been established to mitigate the risks associated with the project not being completed on time. If the Year 2000 project is not completed on time for any reason, we have solicited and received proposals from Year 2000 consulting specialists to fulfill the Year 2000 process including performance of tests and validation. Unexpected production problems could result in the utilization of Year 2000 staffing and system resources. In the unlikely scenario that we fail to successfully complete renovation or testing of mission-critical systems, Year 2000 specialists are contracted to complete the remediation process.

Although we have found no material Year 2000 problems with our internal mission-critical systems, and despite our expectation that Year 2000 compliance efforts will result in Year 2000 compliant services, we are currently developing business continuation contingency plans and performing tests on our existing systems. We expect to complete all testing with material third parties by September 1999.

Although we have taken appropriate steps to ensure that our business is not impacted by the date transition to Year 2000 dates, we are not responsible for, and we do not control the various telecommunications networks including voice and data communication carriers, the ATM networks, the Internet or other external parts of our technological environment and infrastructure.

Forward-looking Statements
This Year 2000 discussion contains "forward-looking statements." Such statements including without limitation, anticipated costs and the dates by which we expect to complete certain actions, are based on management's best current estimates, which were derived based on numerous assumptions about future events, including the continued availability of certain resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant systems, the results of Year 2000 testing, adequate resolution of Year 2000 issues by governmental agencies, businesses and other third parties who are outsourcers, service providers, suppliers, and vendors to us, unanticipated system costs, the adequacy of and ability to implement contingency plans, and similar uncertainties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not have operations subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations or investment portfolio. Although all of our long term debt bears interest at a fixed rate, the fair market value of the fixed rate long term debt is sensitive to changes in interest rates. We run a risk that market rates will decline and that required payments will exceed those based on the current market rate.

We have issued 165,736 warrants to purchase common stock which are subject to a put option whereby the holder can sell the warrants to us in the 30-day period prior to the warrants expiration date. The put option price is equal to the fair market value of the common stock issuable under the warrants less the $8.42 exercise price. Although the put option terminates upon the completion of a qualifying initial public offering, we run the risk that the initial public offering will not be consummated and the fair market value of the common stock will increase which would result in an increase in the put option liability. We believe that if the initial public offering is not completed, the risk of a material change in the fair market value of the common stock is minimal.

RECENT PRONOUNCEMENTS

Impairment of Long-Lived Assets
We assess the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, or SFAS 121. SFAS 121 requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss of these assets is measured by comparing the carrying amount of the asset to its fair value, with any excess of carrying value over fair value written off. Fair value is based on market prices where available, an estimate of market value, or determined by various valuation techniques including discounted cash flow.

The Financial Accounting Standards Board recently issued Statements of Financial Accounting Standards No.'s 130 and 131, which establish standards for the reporting of comprehensive income and disclosure concerning segment, respectively. The adoption of the requirements of these standards has not resulted in a material effect on our financial position or results of operations.

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", or SFAS 133, which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. We currently are assessing the effect of this new standard.

                                    BUSINESS

OVERVIEW

We are a leading provider of electronic commerce services that enable our clients to provide Internet and other online banking services to their retail customers under such client's name. Our clients are regional and community financial institutions. We offer our clients' retail customers online banking, billpaying and access to complementary financial products. As part of our services, we provide customer support through our call center, marketing services and other services. Together, our capabilities provide a single source solution to the electronic commerce challenges of our clients.

We provide a financial electronic commerce hub through our proprietary Opus(sm) system. The key to our system is the middleware component which connects our clients, their retail customers and financial service providers, and integrates customer and financial data through our three gateways.

Our Access Gateway provides our clients' retail customers with a choice of access either through the Internet or through private communications networks, using either our PC software, our screen-based telephone, or a touch tone telephone. Our patented EFT Gateway enables real-time electronic funds transfer with substantially all U.S. depository financial institutions through various ATM networks. Our Services Gateway links retail customers to our online banking and billpaying services, as well as to other services offered through our third-party partners. These other services presently include loan approval, insurance, investment information and securities trading.

By March 31, 1999 we had substantially completed a key component of our hub by connecting with 51 ATM networks and processors. This essentially constitutes all major regional ATM networks, such as Star, Honor and NYCE, and most major core banking processors, including EDS, Fiserv and Alltel. We had launched a total of 149 financial institution clients, with 71 of these launched during 1998. Of our clients' total estimated customer base of approximately 4.1 million, we had 59,241 retail customers who were using our services by year end.

INDUSTRY BACKGROUND

Growth of Financial Electronic Commerce
Consumer acceptance of easy-to-use electronic media has had a significant impact on the financial services industry. Since most financial transactions require transferring only information, rather than tangible goods, the financial services industry is particularly well-suited for electronic commerce. The combination of the following trends is driving the adoption of financial electronic commerce:

- Expanding PC Ownership. Declining prices for PCs and rapid growth in the number of computer-literate consumers are driving increased penetration of PCs in U.S. homes. The Yankee Group estimates that by 1998 the percentage of U.S. consumer households owning a PC had grown to 44% and expects this number to increase to 54% by the year 2001.

- Increasing Internet Accessibility. Reduced communications costs, improved Web browsers, and faster connection speeds have made the Internet increasingly accessible to consumers and to businesses offering products and services online. International Data Corporation or IDC estimates that there were 56 million Internet users in the U.S. at the end of 1998, and that this figure will grow to 137 million by the end of 2002.

- Increasing Acceptance of Electronic Commerce. Consumers have grown increasingly comfortable with the security of electronic commerce and are willing to conduct large transactions online. IDC estimates that goods and services purchased over the Internet in the U.S. will increase from approximately $26 billion in 1998 to over $268 billion in 2002.

Emergence of Online Financial Services
Financial institutions have begun to recognize the advantages offered by online delivery systems. Financial electronic commerce provides these institutions the opportunity to offer their services to targeted audiences. Additionally, these solutions provide financial institutions with the opportunity to reduce or eliminate personnel, paper and other back office expenses associated with traditional distribution channels.

Banks, thrifts and credit unions have responded by offering customers convenient at-home or at-work access to a range of financial services. Retail customers now have the capability to execute a wide array of online transactions, including funds transfers, billpaying, and consumer and residential loan processing. IDC estimates that the number of users banking online will expand from 8.1 million in 1998 to 39.8 million by 2003.

With the rapid growth of the online banking market, financial institutions can no longer rely exclusively on traditional retail delivery methods. Financial institutions that are unable to offer competitive electronic banking as part of their overall services will find it increasingly difficult to attract and retain customers.

A number of Web-based financial service specialists such as Charles Schwab's E-Schwab, E*Trade, DLJdirect, and Datek are taking advantage of these trends in financial electronic commerce. According to IDC, the number of online brokerage accounts grew 73% over 1997 to 6.4 million by December 31, 1998. IDC expects this figure to reach 24 million by the end of 2002. IDC further estimates that the percentage of individual investors trading online will increase from 8% of the total trading population in 1998 to 30% in 2002.

Challenges for Regional and Community Financial Institutions
SNL Securities estimates that of 22,000 depository financial institutions in the U.S., all but approximately 74 are regional and community institutions with assets of less than $10 billion. Approximately 66% of U.S. retail deposits, which excludes deposit accounts of $100,000 or more, are held in these institutions. While the online banking trend is being driven primarily by very large financial institutions, regional and community financial institutions are being compelled to offer competitive products.

These financial institutions face many obstacles in making electronic commerce services available to their customers. In particular, they often lack the capital and human resources to:

     - develop the substantial technology infrastructure necessary to provide their customers with Internet and other online banking services;

     - develop the operating and technical expertise to deliver online services and manage rapidly changing technologies;

     - design and execute consumer marketing campaigns necessary to promote the use of online banking services; and

     - provide integrated customer support for their online banking services.

We believe that these limitations present a significant impediment to retaining and attracting customers and put these financial institutions at a distinct disadvantage.

THE ONLINE RESOURCES SOLUTION

We provide a single source solution to these impediments which we believe enables regional and community financial institutions to offer the breadth of services needed to remain competitive. We bring economies of scale and technical expertise to our clients that would otherwise lack the resources to compete in the rapidly changing, complex financial services industry. We differentiate ourselves by internally developing, integrating and controlling many critical services, such as billpaying and call center support, rather than relying primarily on third-party providers for these services. As a single source vendor, we believe our clients benefit from one point of accountability and control. We believe our solution to the obstacles faced by our clients in connection with electronic commerce provides them with a cost-effective means to retain and expand their customer base, deliver their services more efficiently and strengthen their customer relationships.

We provide our services through our (1) technology infrastructure, (2) operating and technical expertise, (3) marketing services, and (4) support services.

Our Technology Infrastructure
Regional and community financial institutions often lack the resources to develop the substantial infrastructure necessary to provide their customers with Internet and other online banking services. We provide our services through our proprietary Opus(sm) system. This system integrates our communications, systems, processing and support capabilities. We serve as a financial electronic commerce hub by connecting our financial institution clients, their retail customers and other financial service providers through three gateways. Our middleware component enables us to integrate customer and financial data gathered through our gateways. This unifying software co-ordinates customer authorization, transactions, settlement, security, user profiles, data warehousing, registration, fulfillment, administrative support and our customer call center services. These functions and our gateways operate substantially in real-time and provide an integrated application for our clients and their retail customers.

The following diagram illustrates our financial electronic commerce hub:
                     [ONLINE RESOURCES' FINANCIAL HUB GRAPH]

[Circular graphic illustrating Online's financial electronic commerce hub which depicts the connectivity of clients, retail customers and financial service providers, as well as the integration of data among such parties]

- Our access gateway provides our clients' retail customers with a choice of access either through the Internet or through private communications networks using our PC software, our screen-based telephone or a touch tone telephone.

- Our electronic funds transfer gateway uses our patented process to link us to financial institutions in real-time through ATM networks, thereby leveraging the established banking industry infrastructure for online payments. We have completed connection or certification to 51 ATM networks and processors. Our connectivity through these ATM networks and processors gives us an established path to most U.S. depository financial institutions and provides a rapid, low cost way to securely link to their host and legacy systems.

- Our services gateway allows us to provide our clients' retail customers with a single point of selection for a broad range of financial products. We perform and integrate our own online banking and billpaying services. Third-party partners provide other financial products through our Financial Services Center. Today these products include loan approval, insurance, investment information and securities trading.

Our Operating and Technical Expertise
We provide regional and community financial institutions with our operating and technical expertise. We believe that our industry focus and outsourcing capabilities add value for our clients by simplifying complex processes and technologies. After seven years of operating experience, we have established the processes, procedures, controls and staff necessary to keep our systems running reliably and securely. At the same time, we have developed the organizational flexibility and inter-disciplinary staff skills necessary to adjust to a rapidly changing environment.

Our Marketing Services
We actively support the retail customer marketing programs of our clients. We supply marketing support material, such as standardized retail customer applications, signage, media templates and promotional programs. All marketing support material is privately branded by our financial institution clients. In addition, for selected clients, we assume some consumer marketing responsibilities. These services are also privately branded.

Our Support Services
We provide a comprehensive set of support services to complement our banking and billpaying services. These support services include our customer service center, Web site design and hosting, billing, administrative services, security and communications services. We provide each of these services on an optional basis and have fully integrated them into our banking, billpaying and related products.

STRATEGY

Our goal is to become the leading provider of electronic commerce services to financial institutions by rapidly expanding and enhancing our hub. As our business grows, we believe we can lower costs through economies of scale and create new opportunities for marketing and distribution. Our strategy includes the following key elements:

Continue Rapid Expansion of Our Financial Institution Client Base
We rapidly increased our financial institution client base from 4 at January 1, 1996 to 338 at March 31, 1999; however, a large portion of our target market is still unserved. We seek to expand our universe of financial institution clients through a multiple channel sales strategy. Our direct sales force focuses on the mid-sized financial institution within our target client base. In addition, we intend to leverage our growing network of marketing partners to resell our services to the smaller and larger financial institution market.

Increase Retail Customer Usage
We intend to increase retail customer usage by accelerating the launches of our financial institution clients using our system and increasing the percentage of their retail customers using our services. The recently completed connections or certifications with 51 ATM networks and processors provide us with a platform that allows us to more aggressively launch our backlog of 189 signed financial institution clients. We are also expanding our consumer marketing services to increase the percentage of our clients' retail customers using our services. We have hired a senior consumer marketing director and have begun direct marketing pilot programs with some of our financial institution clients. As part of this initiative, we utilize our BankOnline.com Web site to direct potential retail customers to our financial institution clients.

Enhance Our Services Gateway
We believe our financial institution clients and their retail customers represent an attractive distribution channel for additional financial services and content provided by us and by our third-party partners. We expect to integrate bill presentment into our billpaying services through alliances with companies who specialize in servicing billers. We also intend to expand our Financial Services Center to include additional retail services and content. Our recent partnership with Intuit will further support retail customers with their "small office/home office" business banking needs. Our patented method for targeting advertising will allow us to support our clients' efforts to cross-sell financial services.

Maintain Superior Service Quality and Support Services
We believe that providing superior quality service is important in attracting and retaining financial institutions and their retail customers. This is imperative to our clients since our online banking services and customer call center are branded in their name. Despite the challenges of building our infrastructure to meet the demands of our rapidly growing client base, we believe our quality of service is currently among the highest in the industry. Our system availability now exceeds 99.5%. Approximately 53% of our billpayments are made electronically and our billpaying error rate is .15%. We also expanded our customer call center from 44 to 57 employees during 1998 and we have invested substantially in specialized call center systems, software and management. We believe that we are able to provide our technology-based services with a high level of proficiency and interaction that could not easily be attained and controlled when outsourced to third parties.

Strengthen Integration of Financial Data
We believe that a key to assisting our clients in remaining competitive in electronic commerce will hinge on their ability to package and seamlessly integrate multiple services and products. This ability will allow our clients' retail customers to conduct and control all of their financial affairs conveniently. We expect that this will further strengthen the relationships between our clients and their retail customers. We recently upgraded our proprietary middleware and made substantial investments in software tools and technical staff to further enhance our integration capabilities. Using these resources, we plan to create a more fully integrated application with third-party financial service providers, such as by performing real-time debits and credits for their services.

The following diagram illustrates our fully integrated applications:
             [ONLINE RESOURCES' FULLY INTEGRATED APPLICATION GRAPH]

[Graphic depicting how Online Resources integrates data and links financial institutions, financial services providers and retail customers of financial institutions]

SERVICES AND RELATED PRODUCTS

We offer a single source solution to the electronic commerce challenges of our financial institution clients. Typically, we contract with our clients to provide a fully-integrated set of Internet and other online banking and financial services and related products. We are able to provide these services and products to meet our clients' specific needs. Our services and related products include: (1) implementation, (2) banking and billpaying, (3) support services, and (4) third-party services gateway.

Implementation
Initially, we contract with a financial institution to provide services and products tailored to meet its specific needs. At the time of entering into a contract, a financial institution client pays a one-time fee which generally ranges from $3,000 to $50,000 based on certain factors, including the size of the financial institution and the scope of services.

Implementation consists of systems integration and a pilot testing period. A project management team is assembled to integrate our hub with a financial institution client's legacy host system, typically via an ATM network. A financial institution's legacy host system houses its transaction accounts. Upon completion of systems integration, we conduct a pilot testing period using selected customers and employees. Following the pilot, the financial institution client is fully launched and services are made generally available to its retail customers. At this point, the financial institution client begins to pay at least the minimum user fees. Our goal is to complete full implementation within 180 days from the date a contract is signed.

As of March 31, 1999, we signed 338 financial institution clients, of which 149 have completed full implementation. The remaining backlog of 189 clients are in various stages of the implementation process. Our backlog exists due to the need for planning and organizing a launch plan, providing for testing, and to allow, where appropriate, for testing and certifying or connecting to the financial institution's ATM network or processor. In cases where a financial institution is testing and certifying or connecting to an ATM network or processor that we have not been either certified with or previously connected to, the launch period is prolonged as a result of the certification or connection process. Historically, we have experienced certification or connection periods with ATM networks or processors requiring between 6 to 24 months. As we have completed and substantially expanded the number of certifications or connections to ATM networks and processors, there have been fewer recent financial institution launches involving initial certifications with an ATM network or processor. Accordingly, launch times are improving. Our contracts with financial institution clients do not provide any limits or penalties based on the time period before launch.

Banking and Billpaying
Our banking and billpaying services allow a financial institution to offer to its retail customers and "small office/home office" business customers 24 hours a day, seven days a week account access and transaction capabilities. Retail customers are able to access their accounts anytime and anywhere either through the Internet or through a private communications network using our PC software, our screen-based telephone or a touch tone telephone.

Our banking and billpaying services offer retail customers the following features:

     - viewing transaction histories and real-time account balances;

     - transferring funds within and between financial institutions either immediately or in the future;

     - initiating immediate and future bill payments or transfers; and

     - viewing projected balances based upon billpaying and account activities.

Using our PC software, our clients' retail customers may import and export data with popular personal financial management software such as Quicken and Microsoft Money. We also offer "small office/home office" capabilities and have partnered with Intuit to support QuickBooks and other popular small business services.

Using our billpaying service, retail customers may pay any merchant biller or individual. Approximately 53% of our billpayments are currently made electronically to merchants. We guarantee electronic billpayments will be received within two business days of initiation by the retail customer. We guarantee paper payment will be received within five business days. Paper and electronic payments are drawn on our escrow account. As of March 31, 1999, we had a billpaying database of approximately 449,000 merchant-user links to approximately 63,000 discreet merchant billers.

We believe our real-time debit process, described under "Systems and Technology" below, offers substantial cost and quality advantages in our billpaying services. Under alternative batch-oriented debit systems, the billpaying processor cannot immediately verify the availability of sufficient funds to cover the bill payment. This may result in potential collections issues, the need to assess credit risk and increased use of paper versus electronic payments. We therefore believe that real-time debit capability results in a higher percentage of electronic payments, lower operating costs and a higher quality of service.

Our banking and billpaying services generate revenues from recurring monthly fixed fees charged to financial institution clients, typically based on the number of enrolled retail customers. Banking and billpaying services are priced on a monthly per retail customer basis, and in limited cases, on a transaction basis. Pricing ranges from $1.95 to $7.45 per month per retail customer depending upon the level of services we provide to the financial institution. The pricing of these services to retail customers is at the discretion of each financial institution. Because our clients generally derive internal cost savings, account retention and other marketing benefits by offering our services, the majority of our clients do not pass all of these charges through to their retail customers, and an increasing number of clients offer the banking portion of our services free-of-charge.

Support Services

We complement our banking and billpaying services with the following comprehensive support services:

     - Customer Service Center. We maintain a customer service center for financial institution clients that choose to outsource this service to us. Retail customers can access the customer service operation by phone or e-mail 24 hours a day, seven days a week. As of March 31, 1999, our customer service center had 71 employees available to respond to retail customers' questions relating to enrollment, transactions or technical support. For those clients that choose not to use our customer service bureau, we provide proprietary software for their customer service operations.

     - Web Site Design and Hosting. We offer Web site design and hosting services to our financial institution clients. We charge an upfront fee for design and a recurring monthly maintenance fee for hosting the Web site.

     - Consumer Marketing. We provide packaged and customized marketing materials to our financial institution clients which are, in turn, privately labeled by them. These materials include customer applications, signage, regulatory compliance forms, demonstration software, and devices and advertising templates for a variety of media, including television and radio. Standard marketing services are bundled with our implementation services. Customized marketing support is provided for an additional charge.

     - Administrative Services. We provide administrative support services to our financial institution clients including the compilation of customized reports regarding their retail customers' account activity. We charge our clients on an hourly basis for these services.

     - Communications and Security Services. We provide communications network management and related security support for financial institution clients that use our non-Internet-based services. In some cases, we bundle the cost of these services with our banking and billpaying services fees. In other cases, we unbundle these costs and charge on a usage basis.

Third-Party Services Gateway
We facilitate retail customers' linking to additional financial services beyond our proprietary banking and billpaying services. We provide our clients' retail customers with a comprehensive suite of financial services through our Financial Services Center, which currently supports Internet-based delivery of:

     - investment tools and access to major online investment brokerage services (Thomson Financial);

     - loans (Bisys Marketing Solutions);

     - insurance (InsWeb);

     - financial planning tools for home buying, college education and retirement; and

     - shopping services (Amazon.com, Proflowers and the Travel Page).

We have also developed business arrangements and links to third parties for expanded retail customer access. We currently have such arrangements, in various stages of development, with eight third-party access providers, such as America Online, UltraData (a banking software provider of hosting and server solutions), Voice Access (a voice response system provider to financial institutions), and Aftech (a core banking processor subsidiary of Fiserv serving credit unions).

In addition, by aggregating the retail customers of our financial institution clients into a large online community, we believe we have begun to assemble an attractive audience for third parties to market their products and services. In cooperation with our financial institution clients, we believe that over time this aggregated community will generate significant buying power and could attract many additional third-party providers.

SALES AND MARKETING

We have adopted a multiple channel institutional sales strategy, covering both direct and indirect sales. Our direct sales team focuses on mid-sized financial institutions. Our indirect sales team supports our marketing partners, who sell to small or very large financial institutions. In addition to our institutional sales strategy, we also actively assist with or assume the consumer marketing programs of our clients.

Direct Marketing to Financial Institutions
As of March 31, 1999, we had an eight person direct sales force focusing on our target market: depository institutions with 10,000 to 350,000 transaction accounts. Members of the direct sales team have an average of over 12 years of industry experience. Our direct sales team operates out of seven field locations throughout the U.S. and is geographically organized with some specialization by industry and account size. Sales representatives earn a base salary plus commission and are offered incentives to support indirect sales with our marketing partners.

Indirect Sales to Financial Institutions
We support an indirect sales channel by partnering with third parties who sell complementary services or products to financial institutions. As of March 31, 1999, we had an experienced three-person indirect sales team coordinating 32 marketing partners covering approximately 15,000 financial institutions. These alliances leverage the established vending relationships of our marketing partners and reduce marketing costs by replacing the need for a larger direct sales force. Our marketing partners include ATM networks such as MAC and Honor, software providers such as Intuit, communications server vendors such as UltraData, core banking processors such as Affiliated Computer Systems, payment servicers such as Deluxe Payment Systems, and endorsers such as America's Community Bankers. Fee arrangements for our marketing partners vary and are based on the value-added and scope of responsibilities assumed by the marketing partner. Typically, marketing partners earn a portion of our implementation fee. If the marketing partner performs additional on-going account management and other support services, then the marketing partner may earn a small portion of our on-going operating fees. Additionally, marketing partners may benefit from the direct sales of their products and services, such as transaction fees for ATM networks and processors.

Consumer Marketing Support for Financial Institution Clients
We intend to use a portion of the proceeds of this offering to provide co-marketing programs to our financial institution clients. We recently created a consumer marketing department whose main focus is creating cost-effective programs to increase the percentage of our clients' retail customers using our services. Initially, the programs will use several direct marketing media including, direct mail, telemarketing and direct selling. The marketing programs will be privately branded by the financial institutions so they may take advantage of their existing relationships. We believe this will be a critical factor to the success of our marketing programs. We also developed and support our BankOnline.com Web site. This site is being used as a co-marketing vehicle to attract and expand the number of retail customers of our financial institution clients.

SYSTEMS AND TECHNOLOGY

Overview
We designed our systems and technology around real-time communications and processing which optimizes quality, scalability and cost. Our systems are based on a multi-tiered architecture consisting of:

     - Enabling technology--proprietary and commercial software and hardware enabling retail customers to easily access our hub;

     - Front-end servers--proprietary and commercial communications software and hardware providing Internet and private communications access to our hub for retail customers;

     - Middleware--proprietary and commercial software and hardware used to integrate customer and financial data and to process financial transactions;

     - Back-end systems--databases and proprietary software which support our banking and billpaying services; and

     - Support systems--proprietary and commercial systems supporting our customer service and other support services.

Our systems architecture is designed to provide retail customer access across multiple devices and communications channels, into a common database integrated with our banking and billpaying services and our proprietary support services software. Third-party financial services are linked to our systems through the Internet, which we plan to more fully integrate into our retail customer application and transaction processing. Our proprietary enabling PC software is designed to export and import data to popular personal financial management software, such as Quicken and Microsoft Money. By incorporating such third-party capabilities into our system, we are able to focus our technical resources on our proprietary middleware and integrating capabilities.

Real-Time ATM Network-Based Process
We typically link to financial institution clients through an ATM network. By using an ATM network or processor to link into a financial institution client's primary database for retail customer accounts, we take advantage of established electronic funds transfer infrastructure. This includes all telecommunications and software links, security, settlements and other critical operating rules and processes. Using this ATM architecture, financial institution clients avoid the substantial additional costs necessary to expand their existing infrastructure. The net result of using this architecture is that high quality remote financial electronic commerce services can be provided, enabling retail customers to access their financial account information and pay bills by debiting funds from their accounts.

The following diagram illustrates our patented ATM network-based process:
                        [ONLINE RESOURCES STEP 4 GRAPH]

[Graphic depicting flow chart of Online's patented ATM network-based process by illustrating the steps involved when a retail customer uses our services]

- Step 1: The retail customer accesses our services either through the Internet or through a private network using our PC software, our screen-based telephone or a touch tone telephone. Once connected, the retail customer has the ability to execute transactions and view banking and billpaying information on a real-time basis.

- Step 2: Once the retail customer authorizes payment to a merchant, we verify availability of sufficient funds in the customer's account via the ATM network.

- Step 3: Upon verification of funds availability, the customer's account is debited immediately and the guaranteed payment amount is transferred into our escrow account at the end of the day.

- Step 4: We forward the funds with remittance information to the merchant biller for processing.

In addition to quality and cost benefits associated with billpaying, we believe that our real-time architecture is more scalable than traditional batch systems, which warehouse and store duplicate data. Instead of duplicating each financial institution's host system by daily batch transmittal of customer balance information, we communicate in real-time through online ATM networks and processors to retrieve account balances as needed. We are therefore working with ATM networks and processors to expand their transaction support to include retail customer account histories, access to additional information and interest-related security standards.

Security and Systems Integrity
Our services and related products provide security and system integrity which are based on proven Internet and other communications standards, ATM network transaction processing procedures and banking industry standards for control and data processing. Prevailing security standards for Internet-based transactions are incorporated into our Internet services, including but not limited to, Secure Socket Layer 128K encryption, using public-private key algorithms developed by RSA, along with firewall technology for secured transactions. In the case of payment and transaction processing, we meet security transaction processing and other operating standards for each ATM network through which we route transactions. We also employ Digital Encryption Standards technology for transactions processed through our screen-based telephone and PC software. Our interactive voice response system performs transactions only if the retail customer is first verified through the financial institution client's interactive voice response security system. Finally, in conformance with industry standards promulgated by applicable financial institution regulatory bodies, we adhere to SAS 70 types I and II requirements for control, data processing and disaster recovery.

PROPRIETARY RIGHTS

In June 1993, we were awarded U.S. patent number 5,220,501 covering our real-time ATM network-based payments process. Our patent covers billpaying and other online payments made from the home using any enabling device where the transaction is routed in real-time through an ATM network. We have licensed this patent to other parties for limited use. In March 1995 we cross-licensed our patent to Citibank for their internal use in settlement of litigation.

On February 9, 1999, we were awarded U.S. patent number 5,870,724 for targeting advertising in a home retail banking delivery service. This patent provides for the targeting of advertising or messaging to home banking users, using their confidential billpayment and other financial information, while preserving consumer privacy. Acting in co-operation and on behalf of a financial institution client, we first analyze their billpaying and other financial data to determine an advertising profile or purchasing power. The patent provides for the targeted advertisement or other message to the selected person or group based on their profile. No third parties have access to the retail customers' sensitive financial data. Through interactive messaging, selected retail customers of our financial institutions receiving the advertisement or message then have the choice of releasing their names to the advertiser or messenger. The confidentiality of their sensitive financial information is thereby preserved and released only with the approval of the financial institution client and their retail customers.

In addition to our patent we have registered trademarks. We also have Internet domain names including BankOnline.com. A significant portion of our systems, software and processes are proprietary. So, as a matter of policy, all management and technical employees execute non-disclosure agreements as a condition of employment.

COMPETITION

We believe that the principal competitive factors in our market are industry trust, technical capabilities, operating effectiveness, cost and scalability, customer service, security, speed to market, and capital. Many of our competitors have the financial, technical and marketing resources, plus established industry relationships, to better compete based on these factors. Competitive pressures we face may have a material adverse effect on our business, financial condition or operating results.

We are not aware of any other company which offers a similar financial electronic commerce hub which integrates multiple consumer access channels into a common database, in-sources banking and billpaying services, fully integrates support services and links to other financial service providers. However, many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. Further, some of our competitors, namely CheckFree and TransPoint (the joint venture between Microsoft, First Data Corporation and Citibank), while currently targeting billpaying and presentment services to large financial institutions, do provide or have the ability to provide the same range of services we offer and could determine to direct their marketing initiatives towards our targeted smaller financial institution client base.

Other competitors such as M&I Data, EDS, Fiserv and other core banking processors have broad distribution channels that bundle competing products directly to financial institutions. These competitors also have developed or acquired extensive online banking capabilities of their own, including a bill paying service in the case of M&I Data, which may be further expanded to exceed or meet our capabilities.

In addition, a significant number of companies offer portions of the services provided by us and compete directly with us to provide such services. For example, the Web servers of companies such as Broadvision, Digital Insight, Edify, Funds Express, nFront and Q-Up compete with our front-end Internet access capabilities. These and other software providers, such as Security First Technologies, First Data Direct Banking and CFI ProServices, have created outsourced units to provide a portion of our services. These companies may in turn use billpayers, such as CheckFree, Princeton Telecom, M&I Data (which is acquiring Travelers Express), who often team with access providers. Finally, there are networks, such as Integrion and NYCE, who facilitate connectivity by some of our competitors to certain larger financial institutions. Also, certain services such as Intuit's Quicken.com and Yahoo! Finance may be available to retail customers independent of financial institutions.

GOVERNMENT REGULATION

We are not licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, the Office of Thrift Supervision or other Federal or state agencies that regulate or monitor banks or other types of providers of financial electronic commerce services. Federal, state or foreign agencies may attempt to regulate our activities. Congress could enact legislation that would require us to comply with data, record keeping, processing and other requirements. We may be subject to additional regulation as the market for our business continues to evolve. For example, Regulation E which is promulgated by the Federal Reserve Board, governs certain electronic funds transfers made by regulated financial institutions and providers of access devices and electronic fund transfer services, including many aspects of our services. Under Regulation E, we are required, among other things, to provide certain disclosure to retail customers, to comply with certain notification periods regarding changes in the terms of service provided and to follow certain procedures for dispute resolutions. The Federal Reserve Board may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and Federal or state authorities could enact laws, rules or regulations affecting our business operations. We also may be subject to Federal, state and foreign money transmitter laws, encryption and security export laws and regulations and state and foreign sales and use tax laws. If enacted or deemed applicable to us, such laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.

The market we currently target, the financial services industry, is subject to extensive and complex Federal and state regulation. Our current and prospective clients, which consist of financial institutions such as commercial banks, thrifts, credit unions, brokerage firms, credit card issuers, consumer finance companies, other loan originators, insurers and other providers of retail financial services, operate in markets that are subject to extensive and complex Federal and state regulations and oversight. While we are not generally subject to such regulations, our services and related products must be designed to work within the extensive and evolving regulatory constraints in which our clients operate. These constraints include Federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Credit Reporting Act, Bank Secrecy Act and the Community Reinvestment Act. Because many of these regulations were promulgated before the development of our system, the application of such regulations to our system must be determined on a case by case basis. We do not make representations to clients regarding the applicable regulatory requirements, but instead rely on each such client making its own assessment of the applicable regulatory provisions in deciding whether to become a client. Furthermore, some consumer groups have expressed concern regarding the privacy, security and interchange pricing of financial electronic commerce services. It is possible that one or more states or the federal government may adopt laws or regulations applicable to the delivery of financial electronic commerce services in order to address these or other privacy concerns. It is not possible to predict the impact that any such regulations could have on our business.

We currently offer services on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products. The adoption of any such laws or regulations may limit the growth of the Internet, which could affect our ability to utilize the Internet to deliver financial electronic commerce services.

PROPERTIES

We are headquartered in McLean, Virginia where we lease approximately 36,000 square feet of office space, which will be expanded to 54,000 square feet by May 1999. The lease has a five-year term and expires July 31, 2002. We also lease approximately 3,000 square feet of office space in McLean, Virginia for our back-up site. We have field offices located in Atlanta, Chicago, Denver, Fort Worth, Orlando, Sacramento, and St. Louis.

EMPLOYEES

At March 31, 1999, we had 203 employees. None of our employees are represented by a collective bargaining arrangement. We believe our relationship with our employees is good.

LITIGATION

From time to time we may be involved in litigation arising in the normal course of our business. We are not a party to any litigation, individually or in the aggregate, that we believe would have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors are as follows:

---------------------------------------------------------------------------------
        NAME          AGE                         POSITION
---------------------------------------------------------------------------------
Matthew P. Lawlor     51   Chief Executive Officer and Chairman of the Board
Raymond T. Crosier    43   Executive Vice President--Client Services
Alex J. Seltzer       45   Executive Vice President--Systems & Technology
Ronald J. Bergamesca  39   Senior Vice President--Product and Consumer Marketing
Richard A. Martin     44   Senior Vice President--Operations
George E. Northup     40   Senior Vice President--Chief Financial Officer
Lori S. Stewart       49   Senior Vice President--Corporate Marketing
Barry F. Fingerhut*   51   Director
Michael H. Heath      56   Director
Thomas S. Johnson+    58   Director
Michael K. Lee+       40   Director
George M. Middlemas*  52   Director
David A. O'Connor*    64   Director
Joseph J. Spalluto+   40   Director

---------------
* Member of Compensation Committee

+ Member of Audit Committee

MATTHEW P. LAWLOR has served as Chairman and Chief Executive Officer since March 1989. Mr. Lawlor started his career as a project engineer with RCA. After completing his graduate business education in 1973, he joined Chemical Bank, where he later headed its leading regional consumer branch division and its international equity investment company. In 1980, he served as a Presidential Exchange Executive with the White House. He formed US Multitrade in 1981, a venture development firm noted for the seed financing of Security Dynamics Technologies, Inc. and other emerging growth companies. He later co-founded Online Resources, and currently serves on the Board of Directors of the Electronic Funds Transfer Association where he chairs its Internet Commerce Council. Mr. Lawlor has a BS in mechanical engineering from the University of Pennsylvania and an MBA from Harvard University.

RAYMOND T. CROSIER joined Online Resources in January 1996 as Senior Vice President responsible for institutional sales and was promoted to Executive Vice President responsible for client services, including institutional sales, client implementation, and client account management, in December 1997. He has 22 years of sales and marketing experience with the financial services industry. Before joining Online Resources, he served as Vice President of Sales and Customer Service for TeleCheck International, a check verification and guarantee firm, from 1990 to 1996. TeleCheck was a subsidiary of First Financial Management Corp., which later merged with First Data Corp. He served in a variety of other management positions at TeleCheck, including its national account division from 1989 to 1990 and its regional marketing divisions from 1977 to 1989. Mr. Crosier received a BS in Psychology from the University of Virginia.

ALEX J. SELTZER joined Online Resources in January 1991 and currently serves as Executive Vice President responsible for systems and technology. Mr. Seltzer has 20 years experience in computer systems and electronics hardware. He formerly headed systems integration at NetExpress (a large facsimile network later acquired by Canon) from 1987 to 1989 and designed and developed a hand-held communications terminal for United Software Security. He also served with Telenet from 1976 to 1977, Data Resources from 1973 to 1976, and Strategic Planning Associates from 1980 to 1989. Mr. Seltzer has a BS in Computer Science from Massachusetts Institute of Technology and an MBA from Stanford University.

RONALD J. BERGAMESCA joined Online Resources in November 1998 and currently serves as Senior Vice President responsible for product and consumer marketing. He has 13 years of experience in direct marketing management. He was a Vice President of Cendant Corporation (formerly CUC International) from 1996 to 1998. He also served as a Product Manager at MBI, Inc. from 1986 to 1996, and was a Project Engineer at Exxon Corporation from 1981 to 1984. Mr. Bergamesca holds a BS degree in Mechanical Engineering from Lafayette College and an MBA degree from Massachusetts Institute of Technology.

RICHARD A. MARTIN joined Online Resources in June 1997 as Senior Vice President responsible for operations including billpayment operations, customer service bureau, and enabling product fulfillment. He has 20 years of operations experience in the financial services industry. He served as Director of Accounting Services for Boston Market, a retail franchiser, before joining Online Resources in 1997. From 1993 to 1996 he served as Vice President of Operations and Chief Financial Officer of MedKit Corporation, a medical software company. From 1979 to 1993, Mr. Martin served with Telecheck Services, Inc., a worldwide leader in check acceptance, guarantee, and collection services. While at TeleCheck, Mr. Martin attained the position of Vice President, Support Services including its customer service and call center. Mr. Martin holds a BS from the University of Maryland and is a CPA.

GEORGE E. NORTHUP joined Online Resources in October 1996 as Senior Vice President and Chief Financial Officer. He is responsible for corporate accounting and finance, legal affairs, and administration. Mr. Northup has 18 years experience, primarily in the high-technology and telecommunications arena. He previously held positions as vice president and controller of Intellicall, from 1992 to 1996, and Chief Financial Officer of Iverson Technology Corp from 1990 to 1991. Mr. Northup obtained his CPA while a member of the professional staff at Deloitte & Touche and received a BS from Duke University.

LORI S. STEWART joined Online Resources in May 1990 and serves as Senior Vice President responsible for corporate marketing, including public relations, product management, Internet services and marketing support. Ms. Stewart has 20 years of experience in financial services. From 1970 to 1983 she served with Lehman Brothers in corporate finance, where she was involved in general client services and financial marketing strategies. From 1985 to 1988 she served with Smith Barney & Co., where she was engaged in new business development and general marketing activities. Ms. Stewart has a BS from Santa Clara University.

BARRY K. FINGERHUT, has served as a Director of Online Resources since May 1996. He currently serves as President of Geo Capital Corp., an investment advisory firm, and as General Partner of Applewood Associates, 21(st) Century Capital, and Wheatley Partners, which are investment limited partnerships. Prior to joining Geo Capital, in 1981, Mr. Fingerhut was a limited partner and analyst at First Manhattan Co., and a general partner at Weiss, Peck and Greer, both of which are investment management and brokerage concerns. Mr. Fingerhut is a director of Carriage Services, Inc. UOL Publishing, Inc. and the Millbrook Press, Inc. Mr. Fingerhut holds a BS from the University of Maryland and an MBA from New York University. Mr. Fingerhut is a Director at the designation of Series C preferred stockholders.

MICHAEL H. HEATH has served as a Director since March 1989, and served as President of Online Resources from January 1995 to October 1997. Mr. Heath has held positions both in and outside of the financial services industry. He is the former President of MediaNews, which owned the Denver Post and the Houston Post; and President of The Record, a New Jersey-based regional newspaper and broadcast company. Mr. Heath also worked in a variety of senior management positions with Chemical Bank and a consumer branch division. Mr. Heath received his BA from Williams College and an MBA from Harvard University.

THOMAS S. JOHNSON has served as a Director of Online Resources since May 1994. Since August 1993, Mr. Johnson has served as Chairman and Chief Executive Officer of GreenPoint Bank and GreenPoint Financial Corp., a large thrift and specialty mortgage originator based in New York. Mr. Johnson formerly served as President of Chemical Banking Corporation from 1983 to 1989, and as President of Manufacturers Hanover Trust Company from 1989 to 1991. Mr. Johnson is a director of R.R. Donnelly & Sons Company, Alleghany Corporation and GreenPoint Financial Corp. He holds a BA from Trinity College and an MBA from Harvard University.

MICHAEL K. LEE, a Director since June 1997, is founder and Managing Partner of Dominion Ventures, a venture capital firm specializing in emerging growth companies. With offices in Boston and San Francisco, Dominion currently manages over $200 million in institutional funds. Mr. Lee is a director of five private companies. Mr. Lee received his BS in Economics and an MBA from Brigham Young University. Mr. Lee is a Director at the designation of Series C preferred stockholders.

GEORGE M. MIDDLEMAS, a Director since June 1997, is a Managing General Partner of Apex Investment Partners ("Apex") focused in the telecommunications, software and information services industries. He has been a venture capital investor since 1979. Prior to joining Apex, Mr. Middlemas was a senior vice president and principal with Inco Venture Capital Management and a vice president and member of the investment commitment committee of Citicorp Venture Capital. He was instrumental in the founding of America Online and Security Dynamics Technologies, Inc. Mr. Middlemas is a director of Security Dynamics, Tut Systems and Pure Cycle. Mr. Middlemas holds a BA in both history and political science from Pennsylvania State University, an MA in political science from the University of Pittsburgh, and an MBA from Harvard University. Mr. Middlemas is a Director at the designation of Series C preferred stockholders.

DAVID A. O'CONNOR, a Director since April 1996, is an EFT industry consultant. He was Vice Chairman of Honor Technologies, one of the largest ATM networks in the nation from 1997 to 1998. Mr. O'Connor was previously President of

CashFlow, Inc. an electronic banking subsidiary of Sovran Financial Services (now NationsBank) and one of the first shared ATM networks. Later, Mr. O'Connor served as President and CEO of Internet, Inc., owner of MOST, which was the nation's fifth largest ATM network before merging with Honor Technologies. Mr. O'Connor served on the Board of Directors of the Electronic Funds Transfer Association and served as its chairman. He also served as President of the Mid-Atlantic Exchange and Senior Vice President of Virginia National Bank. Mr. O'Connor holds a BS from American University.

JOSEPH J. SPALLUTO, a Director since May 1995, is a Managing Director of Corporate Finance for Keefe Bruyette & Woods, Inc., a national investment banking firm specializing in the financial services industry. Keefe, Bruyette & Woods, Inc. is an investor in Online Resources and has participated in joint marketing programs with Online Resources. Mr. Spalluto has been with Keefe Bruyette & Woods, Inc. since August 1981. He holds a BA from Amherst College and a JD from the University of Connecticut.

CLASSIFICATION OF DIRECTORS

The eight directors comprising the Board of Directors will be divided into three classes. Three directors, Messrs. Spalluto, Middlemas and O'Connor, will constitute Class I and will stand for election at the annual meeting of stockholders to be held in 1999. Two directors, Messrs. Johnson and Heath, will constitute Class II and will stand for election at the annual meeting of stockholders to be held in 2000. Three directors, Messrs. Lawlor, Fingerhut and Lee, will constitute Class III and will stand for election at the annual meeting of stockholders to be held in 2001. After their initial term following the offering, directors in each class will serve for a term of three years. The Certificate of Incorporation will provide that directors can be removed only for cause and only by a majority of the other directors or by the vote of stockholders owning 80% or more of the voting power of Online Resources. Officers are chosen by and serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

Directors who are also employees are not separately compensated for serving on the Board of Directors. Non-employee directors are compensated through stock option plans and are reimbursed for related travel expenses. No cash compensation is currently paid. Specifically, each non-employee director receives 3,564 options to purchase common stock (with an exercise price at the fair market value of the common stock at the time of grant) for each year of service.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table presents certain information regarding compensation paid during the year ended December 31, 1998 to the Chief Executive Officer and each of our other executive officers (collectively, the "Named Executive Officers").

                                                                     -----------------------------------------------
                                                                                                         LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                                                        ------------
                                                                        ANNUAL COMPENSATION              SECURITIES
                                                                     --------------------------          UNDERLYING
                NAME AND PRINCIPAL POSITION                          SALARY($)         BONUS($)          OPTIONS(#)
                ---------------------------                          ---------         --------         ------------
Matthew P. Lawlor...........................................         $124,000          $33,500             17,821
Chief Executive Officer and Chairman of the Board
Raymond T. Crosier..........................................          117,094           52,500             31,409
Executive Vice President -- Client Services
Alex J. Seltzer.............................................          116,000           24,500              3,920
Executive Vice President -- Systems and Technology
Ronald J. Bergamesca........................................           17,969               --             26,167
Senior Vice President -- Product and Consumer Marketing(1)
Richard A. Martin...........................................          112,062               --              2,013
Senior Vice President -- Operations
George E. Northup...........................................           99,000               --             21,740
Senior Vice President -- Chief Financial Officer
Lori S. Stewart.............................................           94,846               --              7,213
Senior Vice President -- Corporate Marketing

---------------
(1) Mr. Bergamesca joined Online Resources in November 1998.

Option Grants During 1998
The following table presents for each of the Named Executive Officers certain information concerning stock options granted during the fiscal year ended December 31, 1998.

                                       ------------------------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                       NUMBER OF        PERCENT OF                                   ANNUAL RATES OF STOCK
                                       SECURITIES     TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                                       UNDERLYING       GRANTED TO       EXERCISE OR                    OPTION TERM(1)
                                        OPTIONS        EMPLOYEES IN      BASE PRICE    EXPIRATION   -----------------------
                                       GRANTED(#)      FISCAL YEAR         ($/SH)         DATE          5%          10%
                NAME                   ----------   ------------------   -----------   ----------   ----------   ----------
Matthew P. Lawlor....................    17,821               4.5%          $8.42       05/13/05     $ 61,087     $142,358
Raymond T. Crosier...................    17,821               4.5            8.42       01/31/05       61,087      142,358
                                          3,564               0.9            8.42       02/11/05       12,217       28,470
                                         10,024               2.5            8.42       12/29/05       34,360       80,074
Alex J. Seltzer......................     3,920               1.0            8.42       02/11/05       13,437       31,314
Ronald J. Bergamesca.................    14,256               3.6            8.42       11/08/05       48,867      113,880
                                         11,405               2.9            8.42       11/08/05       39,094       91,105
                                            506               0.1            8.42       12/29/05        1,734        4,042
Richard A. Martin....................     2,013               0.5            8.42       12/29/05        6,900       16,080
George E. Northup....................     3,920               1.0            8.42       01/13/05       13,437       31,314
                                          5,346               1.3            8.42       02/14/05       18,325       42,705
                                          8,910               2.2            8.42       03/28/05       30,542       71,175
                                          3,564               0.9            8.42       02/11/05       12,217       28,470
Lori S. Stewart......................     2,673               0.7            8.42       02/14/05        9,162       21,352
                                          4,540               1.1            8.42       03/11/05       15,562       36,266

---------------
(1) The potential realizable value is calculated based on the term of the option (7 years) and is calculated by assuming that the fair market value of common stock on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

Aggregated Option Exercises and Fiscal Year-end Option Values
The following table provides certain information regarding the number and value of stock options held by the Named Executive Officers at December 31, 1998.

                                      -------------------------------------------------------------------------------------
                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                        SHARES                        FISCAL YEAR END(#)            FISCAL YEAR END($)
                                      ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                                      EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                NAME                  -----------   -----------   -----------   -------------   -----------   -------------
Matthew P. Lawlor...................     31,186      $133,164        63,394             --       $ 53,661        $    --
Raymond T. Crosier..................         --            --        67,570         28,513         47,470         15,076
Alex J. Seltzer.....................    151,031       819,928       176,187         13,365        980,033         18,845
George E. Northup...................         --            --        26,943         16,038             --             --
Lori S. Stewart.....................     31,186       174,953        75,821          7,128        254,629         10,050
Richard A. Martin...................         --            --         6,424          9,928             --             --
Ronald J. Bergamesca................         --            --           743         25,424             --             --

STOCK OPTION PLANS

1989 Stock Option Plan
The 1989 Stock Option Plan was adopted by the Board of Directors in 1989 and approved by the stockholders in the same year. The 1989 option plan permits the granting of both incentive stock options (i.e., options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified stock options (i.e., options that do not meet such requirements) to employees, consultants and directors. The aggregate number of shares of common stock that may be issued pursuant to options granted under the 1989 option plan may not exceed 2,316,730 shares, subject to adjustment in the event of certain events affecting our capitalization.

The 1989 option plan is administered by the Board of Directors or by a duly appointed committee of the Board of Directors, which is authorized, subject to the provisions of the 1989 option plan, to determine to whom and at what time the stock options may be granted, the designation of the option as either an incentive option or a nonqualified option, per share exercise price, duration of each option, the number of shares subject to each option, any limitations, restrictions and conditions on such shares, the rate and manner of exercise and the timing and form of payment.

An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant and is subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price less than the fair market value of the underlying common stock on the date of grant but, like incentive options, are limited to an exercise period of no longer than ten years.

The exercise price of an option may be paid in (i) cash; (ii) by delivery of previously acquired shares of common stock having a fair market value not less than the option price; or (iii) by such other consideration as the Board of Directors may approve on the date of grant.

An option is not transferable except by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee or by the optionee's legal representative.

Any incentive option granted under the 1989 option plan will terminate automatically (i) three months after the employee's termination of employment other than by reason of death or disability, and (ii) one year after the employee's death or termination of employment by reason of disability unless the option expires earlier by its terms. Any nonqualified option granted under the 1989 option plan will terminate automatically if the optionee's relationship with Online Resources is terminated for cause. The 1989 option plan may be amended or terminated by action of the Board of Directors, subject to certain limitations. The 1989 option plan terminates in 1999, unless earlier terminated by the Board of Directors.

As of December 31, 1998, we had granted options for 2,620,006 shares of common stock at exercise prices ranging from $.02 to $9.82 under the 1989 option plan. As of December 31, 1998, 393,221 shares had been exercised at exercise prices ranging from $.93 to $4.21 per share, unexercised options for 1,779,382 shares of common stock had been granted and were outstanding with exercise prices ranging from $.02 to $9.82 per share (of which options for 1,487,480 shares were exercisable) and 144,127 shares remained eligible for grant under the 1989 option plan.

1999 Stock Option Plan
The 1999 Stock Option Plan was adopted by our Board of Directors. The 1999 option plan permits the granting of both incentive stock options and nonqualified stock options to employees, directors and consultants. The aggregate number of shares of common stock that may be issued pursuant to options granted under the 1999 option plan may not exceed 7% of the outstanding shares after the offering, subject to adjustment in the event of certain changes in the outstanding shares of common stock.

The 1999 option plan also permits the granting of limited rights simultaneously with the grant of any option to an employee or director. Limited rights become exercisable in the event of a change in control of Online Resources. Upon exercise, the option holder will be entitled to receive in lieu of purchasing the stock underlying the option, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right.

The 1999 option plan is administered by our Board of Directors or by a duly appointed committee of our Board of Directors, which is authorized, subject to the provisions of the 1999 option plan, to grant awards and establish rules and regulations as it deems necessary for the proper administration of option plan and to make whatever determinations and interpretations it deems necessary or advisable.

An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant and is subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price less than the fair market value of the underlying common stock on the date of grant but, like incentive options, are limited to an exercise period of no longer than ten years.

The exercise price of an option may be paid in cash, delivery of previously acquired shares of common stock having a fair market value not less than the option price, or by such other consideration as our Board of Directors may approve.

An option is not transferable except by will or by the laws of intestate succession or pursuant to a domestic relations order or unless determined otherwise by our Board of Directors.

An option granted under the 1999 option plan will terminate automatically (1) upon the employee's termination of employment for cause, (2) three months after the employee's termination of employment other than for cause or by reason of death or disability, and (3) one year after a change in control or the employee's termination of employment by reason by death or disability unless the option expires earlier by its terms. The 1999 option plan may be amended or terminated by action of our Board of Directors, subject to limitations. The 1999 option plan terminates in 2009, unless earlier terminated by our Board of Directors. As of the date of this prospectus, no awards had been made under the 1999 option plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee during the year ended December 31, 1998, consisted of David A. O'Connor (Chairman), Barry K. Fingerhut and George M. Middlemas. Each is a member of the Board of Directors and none is an employee. None of the executive officers served as a director or member of the Compensation Committee or other board committee performing equivalent functions of another corporation, one of whose executive officers served on the Board of Directors or Compensation Committee of Online Resources.

                             PRINCIPAL STOCKHOLDERS

The following table presents information with respect to the beneficial ownership of common stock as of April 30, 1999, and as adjusted to reflect the sale of the common stock offered hereby (1) each person we know to own beneficially five percent or more of our outstanding shares of common stock; (2) each director of Online Resources; (3) the Named Executive Officers; and (4) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable upon conversion of preferred stock and shares of common stock subject to options or warrants held by that person that are currently convertible or exercisable or that are or may become convertible or exercisable within 60 days of April 30, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                                           NUMBER OF             PERCENTAGE OF          PERCENTAGE OF
                                                            SHARES                 OWNERSHIP              OWNERSHIP
                NAME AND ADDRESS(1)                  BENEFICIALLY OWNED(2)    PRIOR TO OFFERING(2)    AFTER OFFERING(3)
                -------------------                  ---------------------    --------------------    -----------------
21st Century Communications Partners, L.P. ........          611,708                   7.6%                  5.6%
767 5th Avenue, 45th Floor
New York, New York 10153
Dominion Fund IV, L.P. ............................          742,743                   9.3                   6.7
44 Montgomery Street, Suite 4200
San Francisco, California 94104
EXECUTIVE OFFICERS AND DIRECTORS:
Matthew P. Lawlor..................................        1,443,218(4)               18.4                  13.2
Alex J. Seltzer....................................          304,593(5)                3.9                   2.8
Ronald J. Bergamesca...............................            2,881(6)                  *                     *
Richard A. Martin..................................            6,833(7)                  *                     *
Raymond T. Crosier.................................           98,170(8)                1.3                     *
Lori S. Stewart....................................          129,109(9)                1.6                   1.2
George E. Northup..................................           29,526(10)                 *                     *
Thomas S. Johnson..................................           68,060(11)                 *                     *
Joseph J. Spalluto.................................           33,567(12)                 *                     *
David A. O'Connor..................................           10,692(13)                 *                     *
Barry K. Fingerhut.................................        1,239,927(14)              14.8                  10.8
George M. Middlemas................................          571,292(15)               7.3                   5.2
Michael K. Lee.....................................          746,307(16)               9.3                   6.7
Michael H. Heath...................................           96,447(17)               1.2                     *
All directors and executive officers as a group (14
  persons).........................................        4,780,622(18)              51.1                  38.4

---------------
* Less than 1 percent

(1) Except as otherwise indicated below, the address for each executive officer and director is 7600 Colshire Drive, McLean Virginia 22102.

(2) Assumes the conversion of all outstanding shares of preferred stock into common stock. Beneficial ownership is determined based on 7,724,409 shares of common stock, consisting of 4,152,850 shares of common stock outstanding on April 30, 1999 and 3,571,559 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock.

(3) Assumes the underwriters do not exercise their over-allotment option.

(4) Includes 53,739 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 62,324 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(5) Includes 190,354 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(6) Represents 2,881 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(7) Represents 6,833 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(8) Includes 11,699 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 78,618 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(9) Includes 30,378 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(10) Represents 29,526 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(11) Includes 4,918 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 9,266 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(12) Includes 9,602 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 8,197 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999. Options exercisable for 5,940 of these shares are held of record by Ellen Spalluto, Mr. Spalluto's wife.

(13) Represents 10,692 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

(14) Includes 622,044 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 7,128 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999. Of the total shares, 611,708 are held of record by 21st Century Communications Partners, L.P. of which 347,400 are issuable upon exercise of warrants, 82,270 are held of record by 21st Century Communications Foreign Partners, L.P. of which 46,712 are issuable upon the exercise of warrants, 208,123 are held of record by 21st Century Communications T-E Partners, L.P. of which 118,223 are issuable upon the exercise of warrants and 306,938 are held of record by Applewood Associates, L.P. of which 109,709 are issuable upon the exercise of warrants. Mr. Fingerhut has shared voting and investment power of all the shares which he does not hold of record. The address for Mr. Fingerhut and the partnerships is 767 5th Avenue, 45th Floor, New York, NY 10153.

(15) Includes 144,534 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 3,564 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999. Of the total shares 244,486 are held of record by Apex Investment Fund II, L.P. of which 85,132 are issuable upon the exercise of warrants; 280,267 shares are held of record by Apex Investment Fund III, L.P. of which 55,677 are issuable upon the exercise of warrants and 39,250 shares are held of record by Apex Strategic Partners, LLC of which 3,725 are issuable upon the exercise of warrants. Mr. Middlemas has shared voting and investment power of all the shares which he does not hold of record. The address for Mr. Middlemas and all the above-named parties is 233 S. Wacker Drive, Suite 900, Chicago, IL 60606.

(16) Includes 267,315 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 3,564 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999. Of the total shares 742,743 are held of record by Dominian Fund IV, L.P. of which 267,315 are issuable upon the exercise of warrants. Mr. Lee has shared voting and investment power of all the shares which he does not hold of record. The address for Mr. Lee and Dominion Fund IV, L.P. is 44 Montgomery Street, Suite 4200, San Francisco, CA 94104.

(17) Includes 1,944 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 74,956 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999. Of these, 6,102 shares are held of record by Mary L. Heath, Mr. Heath's wife.

(18) Includes 1,115,795 shares of common stock issuable pursuant to warrants exercisable within 60 days of April 30, 1999 and 518,281 shares of common stock issuable pursuant to options exercisable within 60 days of April 30, 1999.

                       CERTAIN RELATED PARTY TRANSACTIONS

At March 31, 1999, we had promissory notes outstanding with three senior officers which were made in connection with the exercise of stock options by the employees. The promissory notes are payable, upon maturity, by Matthew P. Lawlor in the amount of $9,375, Alex J. Seltzer, in the amount of $62,004, and Lori S. Stewart, in the amount of $225,000. The promissory notes carry an interest rate of 8% per annum and mature on the earlier of January 1, 2000 or 180 days following the effective date of a registration statement on Form S-1. The promissory notes are collateralized by the underlying common stock issued in connection with the exercise of the stock options related to the promissory notes.

                          DESCRIPTION OF CAPITAL STOCK

The following summarizes all of the material provisions of the common stock and preferred stock. It does not purport to be complete, however, and is subject to, and qualified in its entirety by, the provisions of our Restated Certificate of Incorporation which will become effective immediately prior to the consummation of this offering and our Amended and Restated Bylaws, as they will be amended at the same time, and by the provisions of applicable law.

Upon consummation of the offering, the authorized capital stock of Online Resources will consist of 35,000,000 shares of common stock, par value $.0001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share, of which 10,824,409 shares of common stock (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants to purchase shares of common stock) and no shares of preferred stock will be outstanding. All of the issued and outstanding shares of common stock will be fully paid and nonassessable. As of April 30, 1999, there were 191 holders of record of outstanding shares of common stock.

COMMON STOCK
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock currently outstanding or which we may designate and issue in the future. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Delaware law does not require stockholder approval for any issuance of authorized shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Online Resources by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. See "Restrictions on Acquisition of Online Resources."

PREFERRED STOCK
Pursuant to our Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Online Resources or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

As of December 31, 1998, three series of convertible preferred stock comprising 1,387,000 shares have been designated. Of these shares, 1,020,700 were issued and outstanding. Pursuant to the terms of the Series A preferred stock, Series B preferred stock and Series C preferred stock, as of December 31, 1998 the preferred stock of these series will automatically convert into 2,964,700 shares in the aggregate upon consummation of a public offering of $30 million or more.

WARRANTS

In order to encourage investors to purchase the securities offered in some of its private placements, we have often included warrants as part of the securities issued in the private placements. As of April 30, 1999, the following outstanding warrants had been issued:

                                                              ----------------------------------------
                                                               NUMBER
                                                                 OF
                                                               ISSUED    EXERCISE        OUTSIDE
                         PLACEMENT                            WARRANTS    PRICE     EXPIRATION DATE(1)
                         ---------                            --------   --------   ------------------
1995 Bridge Note Financing..................................   57,116     $7.01        March 31, 2000
10% Notes Due 12/31/97......................................    4,859     $7.72     December 31, 2000
10% Notes Due 6/30/99.......................................  623,727     $7.01        April 30, 2001
Series C Convertible Preferred Stock........................  822,408     $8.42          June 1, 2002
9% $2 Million Note Due 6/01/01..............................  124,747(2)  $8.42          June 3, 2002
12.75% $6 Million Note Due 3/30/03..........................  222,765(3)  $8.42          May 31, 2003
12.75% $2 Million Note Due 3/30/03..........................  163,955(4)  $8.42          May 31, 2003
Series C Convertible Preferred Stock........................  371,275(5)  $8.42     December 31, 2003

---------------
(1) In some but not all cases, the expiration dates of the warrants accelerate upon an acquisition of Online Resources.

(2) These warrants were initially issuable for 10,500 shares of Series C convertible preferred stock. The forced conversion into common stock of the Series C convertible preferred stock resulting from this offering will cause these warrants to be issuable for common stock.

(3) The number of warrants commences at 89,105 and while the $6 million note is outstanding, starting on March 31, 1999 the number of warrants increases at the rate of 26,732 on each March 31, through March 31, 2003.

(4) The number of warrants commences at 35,642 and while the $2 million note is outstanding, starting on December 30, 1998 the number of warrants increases at the rate of 14,257 on each December 30 and June 30, through December 30, 2002.

(5) These warrants cannot be exercised if the registration statement of which this prospectus is a part is declared effective by the SEC prior to July 12, 1999 and if the average closing price for the 20-day trading period following the initial two-week period of trading of our stock is at least $16.83 per share. However, if the registration statement is declared effective prior to July 12, 1999 and the average closing price for the above 20-day period is at least $12.06 but less than $16.83 per share then 247,476 of the warrants can be exercised. In all other cases, these warrants are exercisable for 371,275 shares.

We have issued 100,153 warrants as compensation for investment banking services. These warrants are exercisable at $7.01 per share. All of these warrants expire by the end of 2001.

                RESTRICTIONS ON ACQUISITION OF ONLINE RESOURCES

GENERAL

Certain provisions in our Certificate of Incorporation and Bylaws and in our management remuneration, together with provisions of Delaware corporate law, may have anti-takeover effects.

RESTRICTIONS IN CERTIFICATE OF INCORPORATION AND BYLAWS

A number of provisions of the Certificate of Incorporation and Bylaws will deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of our Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult.

Board of Directors
The Board of Directors will be divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board of Directors. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation and Bylaws will provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws will provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors. The Certificate of Incorporation will provide that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% or more of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

Cumulative Voting, Special Meetings and Action by Written Consent
The Certificate of Incorporation will not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders may be called only by the Board of Directors or an appropriate committee designated by the Board of Directors. The Certificate of Incorporation also will provide that any action required or permitted to be taken by the stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

Authorized Shares
The Certificate of Incorporation will authorize the issuance of 35,000,000 shares of common stock and 3,000,000 shares of preferred stock. The shares of common stock and preferred stock will be authorized in an amount greater than that to be issued in the offering to provide the Board of Directors with as much flexibility as possible to effect, among other transactions, finances, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Online Resources. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Other than this offering, the Board of Directors currently has no plans for the issuance of additional shares.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders
The Certificate of Incorporation will require the approval of the holders of at least 80% of the outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" involving a "Ten Percent Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock and any other affected class of stock.

Under the Certificate of Incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon will be required for any business combination involving a Ten Percent Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved by a majority of those members of the Board of Directors who are unaffiliated with the Ten Percent Stockholder and were Directors prior to the time when the stockholder became a Ten Percent Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term "Ten Percent Stockholder" means, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than Online Resources or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock.

This provision of the Certificate of Incorporation will apply to any "Business Combination," which is defined to include:

     - any merger or consolidation of Online Resources or any of its subsidiaries with any Ten Percent Stockholder or Affiliate (as defined in the Certificate of Incorporation) of a Ten Percent Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of a Ten Percent Stockholder;

     - any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Ten Percent Stockholder or Affiliate of 25% or more of the assets of Online Resources or combined assets of Online Resources and its subsidiary;

     - the issuance or transfer to any Ten Percent Stockholder or its Affiliate by Online Resources (or any subsidiary) of any securities of Online Resources (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Online Resources and its subsidiaries;

     - the adoption of any plan for the liquidation or dissolution of Online Resources proposed by or on behalf of any Ten Percent Stockholder or Affiliate thereof; and

     - any reclassification of securities, recapitalization, merger or consolidation of Online Resources with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Online Resources or subsidiary owned directly or indirectly, by a Ten Percent Stockholder or Affiliate thereof.

Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation
The Certificate of Incorporation will provide that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 80% of the outstanding shares of the common stock entitled to vote generally in the election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation provision. The specific provisions covered by the supermajority voting requirement for amendment of such provisions include the following:

     - the calling of special meetings of stockholders, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual meetings;

     - the number and classification of the Board of Directors;

     - removing directors;

     - the requirement for the approval of certain Business Combinations involving Ten Percent Stockholders;

     - the indemnification of directors, officers, employees and agents of Online Resources;

     - the limitation of voting rights; and

     - the required stockholder vote for amending the Certificate of Incorporation or Bylaws.

This provision is intended to prevent the holders of less than 80% of the outstanding stock from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision will enable the holders of more than 20% of the voting stock to prevent amendments to the Certificate of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

Certain Bylaw Provisions
Our Bylaws will also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary. The notice provision will require a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

The Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of Online Resources and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Online Resources and its stockholders to encourage potential acquirors to negotiate directly with Board of Directors and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Online Resources and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a person who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "interested stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such Person became an interested stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

     - any business combination if, prior to the date a person became an interested stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans;

     - any business combination with an interested stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the interested stockholder; and

     - certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

REGISTRATION RIGHTS

We have granted registration rights under registration rights agreements to the purchasers of shares of common stock in 1995, to the recipients of warrants who purchased 10% notes due June 30, 1999 who did not convert their notes into shares of Series C preferred stock, to the purchasers of shares of Series B preferred stock who did not exchange their shares for Series C preferred stock, to the purchasers of shares of Series C preferred stock and to Sirrom Capital Corporation. The registration rights granted to the purchasers of Series C preferred stock cover not only the shares of common stock issued upon conversion of this series but also all other shares of common stock which these purchasers currently hold and all shares of common stock issued to them in the future upon exercise of any warrants. Sirrom has the same rights as the holders of Series C preferred stock.

All persons to whom registration rights have been granted possess the right to include their shares, subject to underwriter consent, in any registration which we undertake to sell our shares or the shares of any stockholder other than in connection with employee benefit plans or other types of registrations which preclude the inclusion of their shares. All registration rights which we have granted other than to the purchasers of common stock in 1995 also contain a demand right. This demand right requires us to register shares under certain circumstances. As to the holders of Series B preferred stock as of April 30, 1999, only 8,910 shares of common stock remain subject to this right since all other holders of these notes and stock exchanged their notes and stock for shares of Series C preferred stock. The demand right granted to the holders of Series C preferred stock limits these holders to two demand registrations if we cannot register shares on a short form such as an S-3. If we qualify to use a short form, these holders have unlimited demand rights if the shares being registered have a value of more than $250,000. We are required to bear the expenses of all registrations we are required to undertake.

Stockholders of Online Resources who will hold in the aggregate 6,607,459 shares of common stock upon completion of this offering have agreed not to exercise any registration rights during the 180 day period beginning on the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

LISTING

Our common stock has been approved for listing on the Nasdaq National Market under the symbol "ORCC."

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices of the common stock prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after the consummation of this offering due to certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future. For a discussion of certain potential issuances of capital stock to address liquidity needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Upon completion of this offering, we will have outstanding an aggregate of 10,824,409 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding exercisable options for an aggregate of 1,432,722 shares and outstanding exercisable warrants for an aggregate of 1,899,967 shares at April 30, 1999 and based upon the number of shares outstanding as of April 30, 1999. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES; OPTIONS

Upon the consummation of this offering, Online Resources will have 10,824,409 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option. All of the shares of common stock sold in this offering will be freely tradeable under the Securities Act, unless purchased by our "affiliates," as the Securities Act defines that term. Upon the expiration of lock-up agreements among Online Resources, certain of our stockholders, our executive officers and directors and the underwriters, which will occur 180 days after the date of this prospectus and exercise of all options granted under our stock option plan, 8,243,038 shares of common stock will become eligible for sale, subject to compliance with Rule 144 or Rule 701 of the Securities Act as described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted stock for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares of restricted stock for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of restricted stock can include the holding periods of a prior owner who was not an affiliate.

Rule 701 under the Securities Act provides that the shares of common stock acquired on the exercise of currently outstanding options may be resold by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

As of April 30, 1999, options to purchase a total of 1,737,965 shares of common stock were outstanding at a weighted average exercise price of $4.63. An additional 85,074 shares of common stock are available for future grants under our 1989 option plan and up to 7% of the outstanding common stock after this offering under the 1999 option plan. See "Management--Stock Option Plans."

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issuable pursuant to our stock option plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. We expect to file these registration statements as soon as practicable following the closing of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets subject to the lock-up agreements, to the extent applicable.

At April 30, 1999, we had outstanding warrants to purchase an aggregate of 1,899,967 shares of common stock as more fully described under "Description of Capital Stock--Warrants." Any shares acquired pursuant to the exercise of any warrants will be deemed restricted securities unless the sale of such shares is registered under the Securities Act under such registration rights or otherwise and will be subject to the resale limitations of Rule 144.

LOCK-UP AGREEMENTS

Certain stockholders and members of senior management and all directors have agreed, pursuant to the lock-up agreements that, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, they will not, directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of, or register for sale under the Securities Act, any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, without the prior written consent of J.P. Morgan Securities Inc.

                                  UNDERWRITING

The underwriters named below, for whom J.P. Morgan Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Keefe, Bruyette & Woods, Inc. are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement between us and the representatives, to purchase from us, and we have agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite their names below:

                                                              ---------
                                                              NUMBER OF
                                                               SHARES
                        UNDERWRITERS                          ---------
J.P. Morgan Securities Inc. ................................  1,534,500
U.S. Bancorp Piper Jaffray Inc. ............................    697,500
Keefe, Bruyette & Woods, Inc. ..............................    558,000
Barrington Research Associates, Inc. .......................     38,750
First Union Capital Markets Corp. ..........................     38,750
Legg Mason Wood Walker, Incorporated........................     38,750
Pacific Crest Securities....................................     38,750
Raymond James & Associates, Inc. ...........................     38,750
The Robinson-Humphrey Company, LLC..........................     38,750
Charles Schwab & Co., Inc. .................................     38,750
Volpe Brown Whelan & Company, LLC...........................     38,750
                                                              ---------
          Total.............................................  3,100,000
                                                              =========

The nature of the underwriters' obligations under the underwriting agreement is such that all of the common stock being offered, excluding shares covered by the over-allotment option granted to the underwriters, must be purchased if any are purchased.

The representatives have advised us that the several underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and may offer the common stock to selected dealers at such price less a concession not to exceed $0.59 per share. The underwriters may allow, and such dealers may reallow, a concession to other dealers not to exceed $0.10 per share. After the initial public offering of the common stock, the public offering price and other selling terms may be changed by the representatives.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 465,000 additional shares of common stock from us at the same price per share to be paid by the underwriters for the other shares offered hereby. If the underwriters purchase any such additional shares pursuant to the option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the common stock offered hereby.

Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, the market valuations of certain publicly traded companies, our past and present financial performance and revenues and earnings of comparable companies in recent periods, estimates of our business potential and the prospects and experience of our management and our position in the industry. The following table shows the per share and total underwriting discounts to be paid to the underwriters by us.

                                                             --------------------------------
                                                             NO EXERCISE        FULL EXERCISE
                                                             ------------       -------------
Per Share................................................    $       0.98       $       0.98
Total....................................................    $  3,038,000       $  3,493,700

The representatives have informed us that the underwriters will not confirm, without prior specific written approval, sales to their customer accounts as to which they have discretionary trading power.

Online Resources, certain of our stockholders and each of our officers and directors, have agreed, with limited exceptions, that, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, they will not, directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of, or register for sale under the Securities Act, any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, other than by us pursuant to employee stock option and restricted stock plans existing on the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof

It is expected that delivery of the shares will be made to investors on or about June 9, 1999.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $900,000.

Our common stock has been approved for listing on the Nasdaq National Market under the trading symbol "ORCC."

At our request, the underwriters have reserved 5.0% of the common stock offered for sale at the initial offering price to employees and other persons having business relationships with us. The number of shares of common stock available for sale to other members of the public will be reduced to the extent that these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate shorts or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing shares of common stock in the offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates.

In addition, two of the representatives, Keefe, Bruyette & Woods, Inc. and U.S. Bancorp Piper Jaffray Inc., hold common stock, warrants and convertible preferred stock of Online Resources representing beneficial ownership of 4.0% and 1.1%, respectively, of our common stock. Furthermore, employees of Keefe, Bruyette & Woods, Inc. hold common stock, warrants, options and convertible preferred stock of Online Resources representing beneficial ownership of 2.0% of our common stock.

                                 LEGAL MATTERS

Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon for Online Resources by Patton Boggs LLP, Washington, D.C. and by Michaels, Wishner & Bonner, P.C., Washington D.C. and for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                    EXPERTS

The financial statements and schedule of Online Resources & Communications Corporation at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, and to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement can be inspected and copied at the public reference section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling at 1-800-SEC-0330 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the registration statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above.

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                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity (Deficit)................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Online Resources & Communications Corporation

We have audited the accompanying balance sheets of Online Resources & Communications Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Online Resources & Communications Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                /s/ ERNST & YOUNG LLP

Vienna, Virginia
February 26, 1999, except Note 11, as to which the date is May 2, 1999

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                                                              -------------------------------------------------------------
                                                                                                              PRO FORMA
                                                                                                            STOCKHOLDERS'
                                                                                                           EQUITY (DEFICIT)
                                                                     DECEMBER 31,            MARCH 31,       AT MARCH 31,
                                                                  1997           1998           1999             1999
                                                              ------------   ------------   ------------   ----------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents (Note 2)                          $  1,855,809   $  3,471,620   $  5,006,189
  Escrow deposit                                                        --        400,985        145,985
  Accounts receivable (net of allowance of approximately
    $80,000, $52,000, and $52,000 at December 31, 1997,
    1998, and March 31, 1999, respectively)                        516,056        933,585      1,001,815
  Prepaid expenses and other current assets                        148,953        921,247        582,360
                                                              ------------   ------------   ------------
         Total current assets                                    2,520,818      5,727,437      6,736,349
Property and equipment, net (Note 3)                             2,161,177      3,166,019      3,122,307
Other assets                                                            --        527,972        487,235
                                                              ------------   ------------   ------------
         Total assets                                         $  4,681,995      9,421,428     10,345,891
                                                              ============   ============   ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                            $    989,402      1,707,675      1,293,992
  Accrued expenses and other current liabilities                   458,429        809,019        755,966
  Accrued wages                                                    436,606        425,703        330,877
  Deferred revenues                                                382,200        678,117        702,938
  Current portion of capital lease obligation                      175,935        614,585        655,194
  Current portion of long term debt (Note 4)                       222,838        711,962        824,939
  Current portion of notes payable to related parties                   --        200,000             --
                                                              ------------   ------------   ------------
         Total current liabilities                               2,665,410      5,147,061      4,563,906
  Capital lease obligation                                         352,955        605,322        595,839
  Notes payable to related parties                                 200,000             --             --
  Long term debt (net of unamortized discount of $277,936,
    $506,861, and $644,179 at December 31, 1997, 1998, and
    March 31, 1999, respectively) less current portion             999,225      8,525,467      8,028,528
  Put option liability                                                  --        362,700        584,477               --
  Other noncurrent liabilities                                          --        193,400        193,400
                                                              ------------   ------------   ------------     ------------
         Total Liabilities                                       4,217,590     14,833,950     13,966,150
Commitments (Notes 4 and 5)
Redeemable convertible Preferred Stock, $.01 par value (Note
  7)
      Series B redeemable convertible preferred stock;
         100,000 shares designated, 1,000 shares issued and
         outstanding at December 31, 1997 and 1998, and 750
         shares issued and outstanding at March 31, 1999,
         respectively                                              110,331        120,854         92,650               --
      Series C redeemable convertible preferred stock;
         287,000 shares designated, 173,036, 224,700, and
         276,029 shares issued and outstanding at December
         31, 1997 and 1998, and March 31, 1999, respectively    16,725,685     25,655,400     34,680,655               --
                                                              ------------   ------------   ------------     ------------
         Total redeemable convertible Preferred Stock           16,836,016     25,776,254     34,773,305               --
  Stockholders' equity (deficit) (Note 8)
  Series A convertible preferred stock, $0.01 par value;
    1,000,000 shares authorized, 795,000 shares issued and
    outstanding at December 31, 1997 and 1998 and March 31,
    1999; liquidation preference of $795,000 at December 31,
    1997                                                             7,950          7,950          7,950               --
  Common stock, $.0001 par value; 35,000,000 shares
    authorized, 3,891,656, 4,053,653, and 4,130,024 issued
    and outstanding at December 31, 1997, 1998 and March 31,
    1999, respectively                                                 389            405            413              770
  Additional paid-in capital                                    14,218,145     11,078,308      7,913,858       43,279,233
  Deferred stock compensation                                           --             --       (333,457)        (333,457)
  Accumulated deficit                                          (30,378,597)   (41,937,066)   (45,422,088)     (45,422,088)
  Receivable from the sale of common stock                        (219,498)      (338,373)      (560,240)        (560,240)
                                                              ------------   ------------   ------------     ------------
         Total stockholders' equity (deficit)                  (16,371,611)   (31,188,776)   (38,393,564)      (3,035,782)
                                                              ------------   ------------   ------------     ------------
         Total liabilities and stockholders' equity
           (deficit)                                          $  4,681,995   $  9,421,428   $ 10,345,891     $ 10,345,891
                                                              ============   ============   ============     ============

See accompanying notes.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                            STATEMENTS OF OPERATIONS

                                      ---------------------------------------------------------------------------
                                                YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                         1996            1997            1998            1998            1999
                                      -----------    ------------    ------------    ------------    ------------
                                                                                             (UNAUDITED)
Revenues:
  Core services                       $   417,590    $  1,011,161    $  2,221,230    $   479,409     $   795,929
  Support services                        176,653         207,697         644,818        105,322         349,699
  Implementation fees                     417,116       1,310,950       1,200,158        159,825         300,809
  Related products                        119,150         324,736         259,898         75,184          57,259
                                      -----------    ------------    ------------    -----------     -----------
          Total revenues                1,130,509       2,854,544       4,326,104        819,740       1,503,696
Expenses:
  Cost of revenues                      1,864,991       5,128,584       6,289,462      1,368,803       1,905,916
                                      -----------    ------------    ------------    -----------     -----------
                                         (734,482)     (2,274,040)     (1,963,358)      (549,063)       (402,220)
  General and administrative            2,208,218       2,508,058       2,705,029        521,397         795,174
  Selling and marketing                 2,249,405       3,257,725       3,377,728        733,827         983,281
  Systems and development               1,469,272       2,682,261       2,444,615        547,028         904,355
                                      -----------    ------------    ------------    -----------     -----------
          Total expenses                5,926,895       8,448,044       8,527,372      1,802,252       2,682,810
Loss from operations                   (6,661,377)    (10,722,084)    (10,490,730)    (2,351,315)     (3,085,030)
Other income (expense):
  Interest income                          33,730         147,988          94,312         12,126          41,709
  Interest expense                       (343,384)       (471,187)     (1,146,614)       (74,241)       (441,701)
  Other                                    (5,360)           (528)        (15,437)        (9,629)             --
                                      -----------    ------------    ------------    -----------     -----------
          Total other income
            (expense)                    (315,014)       (323,727)     (1,067,739)       (71,744)       (399,992)
                                      -----------    ------------    ------------    -----------     -----------
Net loss                               (6,976,391)    (11,045,811)    (11,558,469)    (2,423,059)     (3,485,022)
                                      -----------    ------------    ------------    -----------     -----------
Preferred stock accretion                      --      (1,998,665)     (3,779,169)    (1,035,585)     (1,266,184)
Beneficial return on preferred
  shares                                       --              --              --             --      (2,668,109)
                                      -----------    ------------    ------------    -----------     -----------
Net loss available to common
  stockholders                        $(6,976,391)   $(13,044,476)   $(15,337,638)   $(3,458,644)    $(7,419,315)
                                      ===========    ============    ============    ===========     ===========
Loss per share:
  Basic and diluted                   $     (1.86)   $      (3.38)   $      (3.83)   $     (0.87)    $     (1.81)
  Pro forma basic and diluted                  --              --           (1.82)            --           (0.47)
Shares used in calculation of loss
  per share:
  Basic and diluted                     3,742,648       3,858,366       4,009,713      3,986,015       4,106,277
  Pro forma basic and diluted                  --              --       6,356,728             --       7,361,962

See accompanying notes.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                              ---------------------------------------------------------------------------------------------------
                                  SERIES A                             ADDITIONAL                     DEFERRED     EMPLOYEE STOCK
                              PREFERRED STOCK       COMMON STOCK         PAID-IN     ACCUMULATED       STOCK        SUBSCRIPTION
                              SHARES    AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT      COMPENSATION     RECEIVABLE
                              -------   ------   ----------   ------   -----------   ------------   ------------   --------------
Balance at December 31, 1995  795,000   $7,950    3,705,708    $371    $13,783,687   $(12,356,395)   $      --       $      --
  Issuance of common stock         --      --         1,800      --         17,196             --           --              --
  Purchase of treasury
    shares                         --      --          (636)     --         (6,244)            --           --              --
  Exercise of stock options        --      --       109,595      11         40,240             --           --              --
  Net loss                                                                             (6,976,391)          --              --
                              -------   ------   ----------    ----    -----------   ------------    ---------       ---------
Balance at December 31, 1996  795,000   7,950     3,816,467     382     13,834,879    (19,332,786)          --              --
  Issuance of common stock         --      --           151      --          1,454             --           --              --
  Exercise of stock options        --      --        75,038       7        234,491             --           --        (219,498)
  Issuance of common stock
    warrants                       --      --            --      --      2,145,986             --           --              --
  Series B preferred stock
    accretion                      --      --            --      --        (10,331)            --           --              --
  Series C preferred stock
    accretion                      --      --            --      --     (1,988,334)            --           --              --
  Net loss                         --      --            --      --             --    (11,045,811)          --              --
                              -------   ------   ----------    ----    -----------   ------------    ---------       ---------
Balance at December 31, 1997  795,000   7,950     3,891,656     389     14,218,145    (30,378,597)          --        (219,498)
  Issuance of common stock         --      --           694      --          5,400             --           --              --
  Exercise of stock options        --      --       208,587      20        674,041             --           --        (118,875)
  Purchase of treasury stock       --      --       (64,392)     (6)      (517,997)            --           --              --
  Issuance of common stock
    options                        --      --            --      --        333,890             --           --              --
  Conversion of series C
    preferred stock to
    common stock                   --      --        17,108       2        143,998             --           --              --
  Series B preferred stock
    accretion                      --      --            --      --        (10,523)            --           --              --
  Series C preferred stock
    accretion                      --      --            --      --     (3,768,646)            --           --              --
  Net loss                         --      --            --      --             --    (11,558,469)          --              --
                              -------   ------   ----------    ----    -----------   ------------    ---------       ---------
Balance at December 31, 1998  795,000   7,950     4,053,653     405     11,078,308    (41,937,066)          --        (338,373)
  Issuance of common stock
    (Unaudited)                    --      --            47      --            399             --           --              --
  Exercise of stock options
    (Unaudited)                    --      --        77,660       8        328,842             --           --        (231,250)
  Repayment of stock
    subscription (Unaudited)       --      --            --      --             --             --           --           9,383
  Issuance of common stock
    warrants (Unaudited)           --      --            --      --          3,191             --           --              --
  Purchase of treasury stock
    (Unaudited)                    --      --        (1,336)     --        (11,250)            --           --              --
  Issuance of common stock
    options                        --      --            --      --        448,661             --     (448,661)             --
  Amortization of deferred
    stock compensation             --      --            --      --             --             --      115,204              --
  Beneficial return on
    preferred shares               --      --            --      --     (2,668,109)            --           --              --
  Series B preferred stock
    accretion (Unaudited)          --      --            --      --         (2,679)            --           --              --
  Series C preferred stock
    accretion (Unaudited)          --      --            --      --     (1,263,505)            --           --              --
  Net loss (Unaudited)             --      --            --      --             --     (3,485,022)          --              --
                              -------   ------   ----------    ----    -----------   ------------    ---------       ---------
Balance at March 31, 1999
  (Unaudited)                 795,000   $7,950    4,130,024    $413    $ 7,913,858   $(45,422,088)   $(333,457)      $(560,240)
                              =======   ======   ==========    ====    ===========   ============    =========       =========

                              ----------------
                                   TOTAL
                               STOCKHOLDERS'
                              EQUITY (DEFICIT)
                              ----------------
Balance at December 31, 1995    $  1,435,613
  Issuance of common stock            17,196
  Purchase of treasury
    shares                            (6,244)
  Exercise of stock options           40,251
  Net loss                        (6,976,391)
                                ------------
Balance at December 31, 1996      (5,489,575)
  Issuance of common stock             1,454
  Exercise of stock options           15,000
  Issuance of common stock
    warrants                       2,145,986
  Series B preferred stock
    accretion                        (10,331)
  Series C preferred stock
    accretion                     (1,988,334)
  Net loss                       (11,045,811)
                                ------------
Balance at December 31, 1997     (16,371,611)
  Issuance of common stock             5,400
  Exercise of stock options          555,186
  Purchase of treasury stock        (518,003)
  Issuance of common stock
    options                          333,890
  Conversion of series C
    preferred stock to
    common stock                     144,000
  Series B preferred stock
    accretion                        (10,523)
  Series C preferred stock
    accretion                     (3,768,646)
  Net loss                       (11,558,469)
                                ------------
Balance at December 31, 1998     (31,188,776)
  Issuance of common stock
    (Unaudited)                          399
  Exercise of stock options
    (Unaudited)                       97,600
  Repayment of stock
    subscription (Unaudited)           9,383
  Issuance of common stock
    warrants (Unaudited)               3,191
  Purchase of treasury stock
    (Unaudited)                      (11,250)
  Issuance of common stock
    options                               --
  Amortization of deferred
    stock compensation               115,204
  Beneficial return on
    preferred shares              (2,668,109)
  Series B preferred stock
    accretion (Unaudited)             (2,679)
  Series C preferred stock
    accretion (Unaudited)         (1,263,505)
  Net loss (Unaudited)            (3,485,022)
                                ------------
Balance at March 31, 1999
  (Unaudited)                   $(38,393,564)
                                ============

See accompanying notes.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                      -------------------------------------------------------------------------
                                                                                         THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             1996            1997            1998           1998           1999
                                      -----------    ------------    ------------    -----------    -----------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net loss                              $(6,976,391)   $(11,045,811)   $(11,558,469)   $(2,423,059)   $(3,485,022)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation                            277,042         496,745         813,988        143,034        237,111
  Amortization                                 --          47,063         166,009         26,178        100,576
  Compensation expense related to
     issuance of common stock              15,250           1,454         333,890             --        115,204
  Provision for losses on accounts
     receivable                            26,000          53,553         (28,118)            --             --
  Reserve for inventory obsolescence       77,741         496,721              --             --             --
  Loss on write-off of long-term
     receivable                                --         100,000              --             --             --
  Changes in assets and liabilities:
     Accounts receivable                  (10,304)       (342,025)       (389,411)        21,117        (68,230)
     Inventory                           (308,745)         85,215              --             --             --
     Prepaid expenses and other
       current assets                     245,089         (27,434)       (322,294)      (226,091)      (111,113)
     Escrow deposit                            --              --        (400,985)      (765,000)       255,000
     Other assets                              --              --        (352,009)            --         (8,881)
     Accounts payable                     581,807         151,219         718,273        439,856       (413,683)
     Accrued expenses                     999,824         299,476         339,687         14,515       (147,879)
     Deferred revenues                    363,883          15,650         295,917         62,825         24,821
                                      -----------    ------------    ------------    -----------    -----------
Net cash used in operating
  activities                           (4,708,804)     (9,668,174)    (10,383,522)    (2,706,625)    (3,502,096)
INVESTING ACTIVITIES
Purchase of property and equipment       (681,795)     (1,096,582)       (559,787)      (356,078)       (30,695)
                                      -----------    ------------    ------------    -----------    -----------
Net cash used in investing
  activities                             (681,795)     (1,096,582)       (559,787)      (356,078)       (30,695)
FINANCING ACTIVITIES
Proceeds from issuance of common
  stock                                    35,953          15,000          43,065            241         96,132
Proceeds from issuance of Series B
  redeemable convertible Preferred
  Stock                                   645,000         360,000              --             --             --
Net proceeds from issuance of Series
  C redeemable convertible Preferred
  Stock                                        --       7,598,750       4,589,791             --      5,349,000
Proceeds from issuance of long-term
  debt                                  3,725,000       4,020,000       8,434,000      6,434,000             --
Proceeds from issuance of long-term
  debt to related parties                 300,000         750,000         450,000        250,000             --
Repayment of capital lease
  obligations                             (36,950)       (114,327)       (568,026)       (31,829)      (131,578)
Repayment of long-term debt                    --         (50,000)       (189,710)            --       (246,194)
Repayment of long-term debt to
  related parties                              --              --        (200,000)       (50,000)            --
                                      -----------    ------------    ------------    -----------    -----------
Net cash provided by financing
  activities                            4,669,003      12,579,423      12,559,120      6,602,412      5,067,360
                                      -----------    ------------    ------------    -----------    -----------
Net increase (decrease) in cash and
  cash equivalents                       (721,596)      1,814,667       1,615,811      3,539,709      1,534,569
Cash and cash equivalents at
  beginning of period                     762,738          41,142       1,855,809      1,855,809      3,471,620
                                      -----------    ------------    ------------    -----------    -----------
Cash and cash equivalents at end of
  period                              $    41,142    $  1,855,809    $  3,471,620    $ 5,395,518    $ 5,006,189
                                      ===========    ============    ============    ===========    ===========

See accompanying notes.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Online Resources & Communications Corporation (the "Company") is a provider of interactive financial services to the banking and financial services industry in the United States. The Company provides its financial institution clients with an outsourced "privately branded" service enabling their consumers and small business customers (end-users) to perform bill paying, cash management, securities trading and other financial services from their homes, offices and other places of convenience.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash held for bill payments in process is immediately disbursed on behalf of users and no net cash balance is reflected on the Company's financial statements.

Cash paid for interest during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 was approximately $16,000, $151,000, $953,000, $180,000, and $271,000 respectively.

Revenue Recognition
The Company generates revenues from several sources including implementation fees, core services, support services and related products. Revenues from core services include account access and transaction fees. Support services include customer service, communications, web page design and other services. Implementation revenues are generated from the linking of the Financial Institution client's to the Company's proprietary Opus(sm) system through various networks and the Company's gateways. The Company earns revenues from related products through the sale of devices used to access the Opus(sm) system.

Core and support service revenues are recognized over the term of the contract as the services are provided. Revenues from implementation fees are recognized under the percentage of completion method in accordance with Statement of Position ("SOP") 81-1, "Accounting for performance of Construction-Type and Certain Production Type Contracts" as certain milestone output measures are completed. Related product sales revenue is recognized as products are shipped. Deferred revenues result from advance receipts on product sales and implementation services while complying with the aforementioned revenue recognition policies. For the years ended December 31, 1996, 1997 and 1998, the Company derived 34%, 36% and 11% of its revenue from one, three and one customer(s), respectively. For the three months ended March 31, 1998 the Company derived 30% of its revenue from two customers. For the three months ended March 31, 1999, the Company derived 15% of its revenue from one customer.

Systems and Development
Systems and development costs are charged to expense as incurred.

Inventory
Inventory is stated at the lower of cost or market, with market determined on a FIFO (first-in, first-out) basis and is composed primarily of finished goods. At December 31, 1997 and 1998, and March 31, 1999, the reserve for inventory obsolescence is $899,359, $815,817, and $807,555, respectively.

Property and Equipment
Property and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets which range from five to seven years. Equipment recorded under capital leases is amortized over the shorter of the estimated useful life of the asset or the lease term.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Fair Value of Financial Instruments
The Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligations and long term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short term nature. The carrying value of capital lease obligations and long term debt approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities.

Reclassifications
Certain balances in prior periods have been reclassified to conform with the 1998 presentation.

Earnings (Loss) Per Share
In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings (loss) per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

Basic and diluted earnings per share is also computed pursuant to SEC Staff Accounting Bulletin No. 98 ("SAB 98"). SAB 98 requires that all equity instruments issued at nominal prices, prior to the effective date of an initial public offering, be included in the calculation of basic and diluted earnings
(loss) per share as if they were outstanding for all periods presented. To date the Company has not had any nominal issuances or options granted at nominal prices.

Pro forma earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding and the weighted average redeemable convertible preferred stock and Series A convertible preferred stock outstanding as if such shares were converted into common stock at the time of issuance. The pro forma earnings per share does not give effect to the initial public offering or to the application of the offering proceeds to repay debt.

Stock Based Compensation
The Company has adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB No. 25) but disclose the pro forma effects on net loss had the fair value of the options been expensed. The Company has elected to continue to apply APB No. 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

Impairment of Long-Lived Assets
The Company assesses the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). SFAS 121 requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss of these assets is measured by comparing the carrying amount of the asset to its fair value, with any excess of carrying value over fair value written off. Fair value is based on market prices where available, an estimate of market value, or determined by various valuation techniques including discounted cash flow.

Recent Pronouncements
The Financial Accounting Standards Board recently issued Statements of Financial Accounting Standards No.'s 130 and 131, which establish standards for the reporting of comprehensive income and disclosure concerning segments, respectively. The Company's net loss reflects comprehensive loss, accordingly, no additional disclosure is presented. Management believes the Company's operations comprise only one segment and as such, no additional disclosure is required.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Pronouncements (continued)
The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. We currently are assessing the effect of this new standard.

Interim Financial Statements (unaudited)
The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                              -------------------------------------
                                                                   DECEMBER 31,           MARCH 31,
                                                                 1997         1998         1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
     Central processing systems and terminals                 $2,141,562   $2,348,465   $2,373,370
     Office furniture and equipment                              449,426      643,895      649,685
     Central processing systems and terminals under capital
      leases                                                     552,640    1,212,103    1,359,032
     Office furniture and equipment under capital leases         182,118      781,698      797,473
     Leasehold improvements                                      325,272      483,687      483,687
                                                              ----------   ----------   ----------
                                                               3,651,018    5,469,848    5,663,247
     Less accumulated depreciation                             1,489,841    2,303,829    2,540,940
                                                              ----------   ----------   ----------
                                                              $2,161,177   $3,166,019   $3,122,307
                                                              ==========   ==========   ==========

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

4. LONG TERM DEBT

From November 1995 to May 1996, the Company issued $4,500,000 of long-term notes payable, $360,000 of which was to related parties. Each bridge unit consisted of a 10% promissory note with a face value ranging from $10,000 to $500,000 (the "Bridge Notes"), convertible into shares of preferred stock at a price per share achieved in future equity placements, and warrants to purchase 519,195 shares of common stock (12,830 of which are held by directors of the Company) ranging from $7.01 to $7.72 per share which approximated the fair value of the warrants (Note
8). Payments of $50,000 plus $51,900 in accrued interest, were made during 1997. In addition, during 1997, $4,250,000 of the Bridge Notes plus accrued interest of approximately $443,000 were converted into 46,920 shares of Series C redeemable convertible Preferred Stock ("Series C Preferred Stock"). Upon conversion into Series C Preferred Stock, each stockholder received a warrant with a five year term to purchase common stock equal to 40% of the stockholder's investment at $8.42 per share (Notes 7 and 8).

From January 1997 through May 1997, the Company obtained $3,270,000 in bridge financing, through the sale of bridge units. Each bridge unit consisted of an 8% promissory note with a face value ranging from $10,000 to $750,000 (The "1997 Bridge Notes") and warrants to purchase common stock equal to 40% of the principal amount of the underlying note at $8.42 per share. In conjunction with the 1997 Bridge Notes, warrants to purchase 155,388 shares of common stock at $8.42 per share were issued (Note 8). The Company allocated $405,000 of the 1997 Bridge Notes to the fair value of the warrants issued and

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

4. LONG TERM DEBT (CONTINUED)
recorded a corresponding debt discount which was amortized using the effective interest method. The Company used the Black-Scholes pricing model to estimate the fair value of the warrants with the following assumptions: estimated fair value of the common stock of $8.42 per share, dividend yield of 0%, risk free interest rate of 6.625%, volatility of 25% and an expected life of four years. The discount to the debt resulted in an effective interest rate of 11% until conversion, which is consistent with debt instruments having similar risks had no warrants been attached. The terms of these 1997 Bridge Notes provided for the automatic conversion of principal plus accrued interest into Series C redeemable convertible Preferred Stock ("Series C Preferred Stock") at a purchase price of $100.00 per share upon the successful completion of an equity offering of at least $5,000,000. Upon successful completion of a Series C Preferred Stock offering during 1997 (Note 7), the Company converted $3,270,000 in principal plus $60,741 in accrued interest less the unamortized discount of $392,000 into 33,301 shares of Series C Preferred Stock.

In June 1997, the Company entered into a $2,000,000 four year note secured by inventory and equipment (the "Equipment Note"). The Equipment Note bears interest at 9% per annum with interest only to be paid in the first twelve months and with principal and interest starting in month thirteen. The Company must pay a loan fee equal to 10% of the total advances under the agreement on the due date of the last monthly payment. At December 31, 1998, this $193,000 is included in noncurrent liabilities. The Company drew $1,500,000 of proceeds under the agreement in June 1997 and $434,000 in April 1998. No further advances were available under this agreement subsequent to June 1, 1998. In connection with this note, the Company issued warrants to purchase 10,500 shares of Series C Preferred Stock at $100.00 per share (Note 8). The Company allocated $325,000 of the Equipment Note proceeds to the fair value of the warrants issued. The Company used the Black-Scholes pricing model to estimate the fair value of the warrants with the following assumptions: estimated fair value of the Series C preferred stock of $100 per share, dividend yield of 0%, risk free interest rate of 6.625%, volatility of 25% and an expected life of four years. The discount to the debt resulted in an effective interest rate of 14%, which is consistent with debt instruments having similar risks had no warrants been attached. The $325,000 allocated to the warrants is being amortized to interest expense using the effective interest method over the term of the debt. During the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 and 1999, the Company recognized additional interest expense of $47,000, $82,000, $20,364 and $20,364, respectively, related to this allocation.

In March 1998, the Company issued $250,000 promissory notes to certain stockholders which bear interest at 8% per annum. The principal and accrued interest was converted into 2,653 shares of Series C Preferred Stock in December 1998.

In March 1998, the Company entered into a $6,000,000 Loan Agreement with Sirrom Capital Corporation ("Sirrom"), which is secured by a second lien on the Company's existing secured assets and a first lien on the balance of the Company's assets. The Loan Agreement bears interest at a stated annual rate of 12.75% payable monthly from May 1998 through February 2003, with principal and any remaining interest due in March 2003. In connection with the Loan Agreement, the Company issued stock purchase warrants expiring in May 2003, granting Sirrom the right to purchase 89,105 shares of the Company's common stock at $8.42 per share. Sirrom received additional warrants to purchase 26,732 shares of the Company's common stock on March 31, 1999 due to the fact that the note was still outstanding on that date. In the event the note remains outstanding on March 31, 2000 and for each year thereafter, Sirrom receives an additional warrant to purchase 26,732 shares of the Company's common stock at $8.42 per share until maturity or prepayment of the loan up to a maximum of 222,765 warrants. In June 1998, the Company entered into an additional $2,000,000 Loan Agreement with Sirrom, collectively the "Sirrom Loan" which is secured by a second lien on the Company's existing secured assets and a first lien on the balance of the Company's assets. The Loan Agreement bears interest at a stated annual rate of 12.75% payable monthly from July 1998 through February 2003, with principal and any remaining interest due in March 2003. In connection with the Loan Agreement, the Company issued stock purchase warrants expiring in May 2003, granting Sirrom the right to purchase 35,642 shares of the Company's common stock at $8.42 per share. Based on the fact that the note was still outstanding at December 31, 1998, Sirrom received an additional warrant to purchase 14,257 shares of the Company's common stock. In the event the note remains outstanding on June 30, 1999 and for every six months thereafter, Sirrom receives an additional warrant to purchase 14,257 shares of the Company's common stock until maturity or prepayment of the loan up to a maximum of 163,955 warrants. The unissued warrants could result in an additional discount if the notes are not paid in accordance with the terms above. The Sirrom loans require the Company to maintain cash in an escrow account to be used by the lender for the first year of interest payments.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

4. LONG TERM DEBT (CONTINUED)
The stock purchase warrants are subject to a put option whereby Sirrom can sell the warrants to the Company in the 30-day period prior to the warrants expiration date. The put option price is equal to the fair market value of the common stock issuable under the warrants less the exercise price of $8.42 per share. The Company allocated $584,477 to the fair value of the 165,736 warrants issued. The Company used the Black-Scholes pricing model to estimate the fair value of the warrants with the following assumptions: estimated fair value of the common stock of $8.42 per share for the March, June and December 1998 warrants and $13 per share for the March 31, 1999 warrants, dividend yield of 0%, risk free interest rate of 6.625%, volatility of 25% and an expected life of four years. The discount to the debt resulted in an effective interest rate of 14%, which is consistent with debt instruments having similar risks had no warrants been attached. The excess of the redemption value over the carrying value of the put option liability is being accreted using the interest method so that the carrying value will equal the redemption value based on the current estimated fair value of the common stock in May 2003. Accordingly, the Company recorded interest expense of $43,479 during the three months ended March 31, 1999. The allocation of value to the warrants resulted in a corresponding debt discount and put option liability. The $584,477 debt discount will be amortized to interest expense using the effective interest method over the term of the loan. During the year ended December 31, 1998 and the three months ended March 31, 1999, the Company recognized additional interest expense of $52,320 and $20,346 related to this allocation, respectively.

As of December 31, 1996, 1997, and 1998, and March 30, 1998 and 1999, accrued interest on notes payable totaled approximately $333,000, $57,000, $125,000, $64,000, and $81,000 respectively.

The following table summarizes the notes payable activity:

                                                              -------------------------------------
                                                                   DECEMBER 31,           MARCH 31,
                                                                 1997         1998         1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
Related Party Notes (8% notes at December 31, 1997, 10%
  convertible demand notes at December 31, 1998)              $  200,000   $  200,000   $       --
Equipment Note (net of unamortized discount of $277,936,
  $196,481, and $176,117 at December 31, 1997 and 1998 and
  March 31, 1999, respectively; stated and effective
  interest rate of 9% and 14%, respectively)                   1,222,063    1,547,809    1,321,529
Sirrom Notes (net of unamortized discount of $310,380 and
  $468,062 at December 31, 1998 and March 31, 1999,
  respectively; stated and effective interest rate of 12.75%
  and 14%, respectively)                                              --    7,689,620    7,531,938
                                                              ----------   ----------   ----------
                                                               1,422,063    9,437,429    8,853,467
Less current portion                                             222,838      911,962      824,939
                                                              ----------   ----------   ----------
Long term debt, less current portion                          $1,199,225   $8,525,467   $8,028,528
                                                              ==========   ==========   ==========

Annual maturities of notes payable at December 31, 1998 are as follows:

                                                              ------------
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
1999                                                             911,962
2000                                                             672,423
2001                                                             359,905
2002                                                                  --
2003                                                           8,000,000
Thereafter                                                            --
                                                               ---------
                                                               9,944,290
                                                               =========

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

5. COMMITMENTS

Office Space
In July 1997, the Company entered into a new operating lease for its office space which expires in July 2002. Rent expense under this lease and other operating leases was approximately $193,000, $500,000, $676,000, $150,000, and
$163,000 for the years ended December 31, 1996, 1997, and 1998, and the three months ended March 31, 1998 and 1999, respectively. These leases provide for escalating rent over the lease term.

Equipment
The Company also leases equipment under capital leases. The net book value of equipment under the capital leases was approximately $566,000 and $1,496,000 at December 31, 1997 and 1998, respectively. In 1998, the Company incurred a capital lease obligation of $1,259,043 for the purchase of equipment. During the three months ended March 31, 1999 the Company incurred a capital lease obligation of $162,704 for the purchase of equipment. Amortization of assets held under capital leases is included in depreciation and amortization in the statements of cash flows.

Future minimum lease payments on operating and capital leases are as follows:

                                                              ---------------------------
                                                               OPERATING       CAPITAL
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1998
                                                              ------------   ------------
1999                                                           $  642,305     $  673,682
2000                                                              658,153        470,821
2001                                                              677,897        165,994
2002                                                              407,304         62,279
2003                                                                   --             --
                                                               ----------     ----------
Total minimum lease payments                                   $2,385,659      1,372,776
                                                               ==========
Less amount representing interest                                                152,869
                                                                              ----------
Present value of minimum lease payments                                        1,219,907
Less current portion                                                             614,585
                                                                              ----------
Long-term portion of minimum lease payments                                   $  605,322
                                                                              ==========

6. INCOME TAXES

At March 31, 1999 and December 31, 1998, the Company has net operating loss carryforwards of approximately $44 and $40 million, respectively, that expire at varying dates from 2010 to 2019. The use of these losses may be subject to significant limitations due to ownership changes pursuant to Section 382 of the Internal Revenue Code resulting from the issuances of Preferred and Common Stock.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

6. INCOME TAXES (CONTINUED)
Significant components of the Company's net deferred tax assets are as follows:

                                                            ------------------------------------------
                                                                   DECEMBER 31,            MARCH 31,
                                                                1997           1998           1999
                                                            ------------   ------------   ------------
                                                                                          (UNAUDITED)
Deferred tax assets:
  Inventory allowance                                       $    360,000   $    322,000   $    323,000
  Net operating loss carryforwards                            11,766,000     16,348,000     17,722,000
  Deferred wages                                                 257,000        446,000        408,000
  Other deferred tax assets                                       97,000         49,000        123,000
                                                            ------------   ------------   ------------
          Total deferred tax assets                           12,480,000     17,165,000     18,576,000
Deferred liabilities:
  Depreciation                                                   (93,000)      (161,000)      (243,000)
  Other deferred tax liabilities                                 (12,000)            --             --
                                                            ------------   ------------   ------------
          Total deferred tax liabilities                        (105,000)      (161,000)      (243,000)
Valuation allowance for net deferred tax assets              (12,375,000)   (17,004,000)   (18,333,000)
                                                            ------------   ------------   ------------
Net deferred tax assets                                     $         --   $         --   $         --
                                                            ============   ============   ============

The Company had not paid income taxes during 1997, 1998 or three months ended March 31, 1999 due to its net operating loss position.

The following is a summary of the items that caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999:

                                        ------------------------------------------------------------------------
                                                        DECEMBER 31,                           MARCH 31,
                                            1996            1997            1998          1998          1999
                                        ------------    ------------    ------------    ---------    -----------
                                                                                              (UNAUDITED)
Tax expense (benefit) at statutory
  Federal rate                          $ (2,372,000)   $ (3,756,000)   $ (3,930,000)   $(824,000)   $(1,131,000)
Effect of:
  State income tax, net                     (419,000)       (663,000)       (693,000)    (146,000)      (201,000)
  Non-statutory stock options exercise      (228,000)        (26,000)        (16,000)      (9,000)            --
  Other                                     (109,000)          8,000          10,000        3,000          3,000
  Increase in valuation allowance          3,128,000       4,437,000       4,629,000      976,000      1,329,000
                                        ------------    ------------    ------------    ---------    -----------
Income tax expense                      $         --    $         --    $         --    $      --    $        --
                                        ============    ============    ============    =========    ===========

7. PREFERRED STOCK

Of the 3,000,000 authorized preferred shares of the Company, 100,000 shares have been designated as Series B redeemable convertible Preferred Stock ("Series B Preferred Stock") and 287,000 have been designated as Series C Preferred Stock. In addition, 1,000,000 shares have been designated as Series A convertible Preferred Stock ("Series A Preferred Stock"). Upon liquidation of the Company, the following represents the order of preference given to holders of the Company's Preferred Stock: Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock. The Company has not designated for any series the remaining 1,613,000 preferred shares.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

7. PREFERRED STOCK (CONTINUED)
Series A Preferred Stock
Each share of Series A Preferred Stock will automatically convert upon consummation of an initial public offering of at least $30 million into 0.35642 of one share of common stock and is entitled to one vote per share on that basis. Holders of Series A Preferred Stock shares are entitled to receive dividends at the same rate as holders of common stock. Additionally, each Series A Preferred Stock holder is entitled to a liquidation preference equal to $1.00 plus declared but unpaid dividends.

Series B Preferred Stock
Each share of Series B Preferred Stock is convertible, at the holder's option into 11.880 shares of common stock and is entitled to votes based on the equivalent number of common stock shares. Series B Preferred Stock stockholders are entitled to receive, on an equivalent share for share basis, any dividends or distributions paid to holders of common stock. Each share of Series B Preferred Stock will automatically convert into common stock upon (i) an initial public offering of at least $30 million or (ii) a change of control, provided such change of control is at an equivalent price per share of at least 175% of the Series B Preferred Stock purchase price until December 31, 1998, thereafter increasing by 10% annually. Series B Preferred stockholders are entitled to a liquidation preference of $175 per share plus declared but unpaid dividends. Additionally, on December 31, 2003, the holders of Series B Preferred Stock may demand redemption at the greater of (i) $175 per share or (ii) the fair market value of the preferred stock. The excess of the redemption value over the carrying value of $75,000 is being accreted using the interest method so that the carrying value will equal the redemption value of $175 per share plus cumulative unpaid dividends on the scheduled redemption date. In the fourth quarter of 1996 and during 1997, the Company issued 6,700 and 3,350 shares of Series B Preferred Stock at $100 per share for total proceeds of $670,000 and $335,000, respectively. During 1997, Series B Preferred Stock stockholders converted 9,050 shares of Series B Preferred Stock into an equivalent number of shares of Series C Preferred Stock. Additionally, as an incentive to convert to Series C Preferred Stock, the Series B Preferred Stock stockholders received in aggregate an additional consideration of 322 shares of Series C Preferred Stock which was included in the calculation of the discount for purposes of accretion. At December 31, 1998 holders of 1,000 shares of Series B Preferred Stock had the option of converting their investment into an equivalent number of shares of Series C Preferred Stock. During the first quarter of 1999, a stockholder converted 250 shares of Series B Preferred Stock into an equivalent number of shares of Series C Preferred Stock. The stockholder received an additional seven shares of Series C Preferred Stock and 1,222 warrants to purchase common stock at $8.42 per share expiring on June 1, 2002.

Series C Preferred Stock
Each Series C Preferred Stock share is convertible, at the holder's option, into
11.880 shares of common stock and is entitled to votes based on the equivalent number of common stock shares. Series C Preferred Stock stockholders are entitled to receive, on an equivalent share for share basis, any dividends or distributions paid to holders of common stock. Series C Preferred Stock stockholders have a liquidation preference of $100 per share plus $17,500,000 allocated based on the percentage of shares owned, and any declared but unpaid dividends. Each share of Series C Preferred Stock will automatically convert into common stock upon an initial public offering of at least $30 million. Commencing on the earlier of January 1, 2004 or the occurrence of a defined change in control, any holders of Series C Preferred Stock may demand redemption at a per share redemption price equal to declared but unpaid dividends thereon plus the greater of (i) $200 or (ii) the fair market value of such share as determined by the board of directors. The excess of the redemption value over the carrying value of $24,764,329 is being accreted using the interest method so that the carrying value will equal the redemption value of $200 per share plus cumulative unpaid dividends on January 1, 2004 since no change of control is present.

In conjunction with the 1997 Series C financings and conversions, each stockholder received a warrant with a five-year term to purchase common stock equal to 40% of the stockholder's investment at $8.42 per share. Total warrants issued in connection with the Series C Preferred Stock were 664,133. The Company allocated $1,732,977 to the value of the warrants based on their estimated fair value at the date of issuance (Note 8). During 1997, the Company issued 173,036 shares of Series C Preferred Stock at $100 per share. Of the 173,036 shares issued, 9,050 shares were issued related to the conversion of Series B Preferred Stock; 42,500 shares were issued related to the conversion of $4,250,000 of the 1996 Bridge Notes; 32,700 shares were issued related to the conversion of $3,270,000 of 1997 Bridge Notes; 5,343 shares were issued to satisfy approximately $504,000 of accrued interest, and 83,443 shares were issued resulting in cash proceeds of $7,750,000. During

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

7. PREFERRED STOCK (CONTINUED)

Series C Preferred Stock (continued)
1998, 1,440 shares of Series C issued in connection with the conversion of the Bridge Notes were converted into 17,108 shares of common stock.

During December 1998, the Company issued 50,451 shares of Series C Preferred Stock for total proceeds of $5,039,791. Included in the $5,039,791 of proceeds is a receivable balance of $450,000 which is classified in prepaid expenses and other current assets at December 31, 1998. In addition to the Series C Shares, each stockholder received a warrant to purchase common stock up to 30% of the stockholder's investment at $8.42 per share. The number of shares each warrant holder is able to purchase is contingent upon the Company selling shares pursuant to an initial public offering prior to July 12, 1999 and the average price of the stock for the first twenty days subsequent to the sale date. The maximum number of shares that could be purchased under the warrant agreements is 189,262. These warrants have a five year life.

From January through March 1999, the Company issued 49,034 shares of Series C Preferred Stock resulting in net proceeds of approximately $4,899,000. The Company also converted the $200,000 related party note outstanding at December 31, 1998 plus accrued interest of $3,800 into 2,038 shares of Series C preferred stock during this period. Up to 182,013 warrants to purchase the Company's common stock at $8.42 per share are attached to the Series C Preferred Stock and are issuable based upon the same events as discussed above. These warrants have a five year life. The Company recorded a deemed beneficial return to these shareholders of approximately $2.7 million due to the Series C preferred stock being convertible into common stock at a discount from fair value at the date of issuance.

8. STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock
During May 1996, the Company created the Online Resources & Communications Corporation Employee Equity Incentive Plan (the EEIP Plan). The EEIP Plan is designed to provide a convenient means by which eligible employees of the Company may (i) save regularly through voluntary systematic payroll deductions and four times each year use such savings to acquire shares of the Company's $.0001 par value common stock and/or (ii) elect a salary reduction not to exceed 15% of an eligible employee's regular payroll compensation based upon the employee's regular rate of pay and receive options not more than four times each year having an aggregate exercise price of 200% of the amount of the salary reduction. The exercise price for such options will equal fair market value at date of grant. The Company has reserved 71,284 shares of common stock for issuance under the EEIP Plan. During 1997 and 1998, respectively, employees purchased 151 and 694 shares of common stock for total proceeds of $1,454 and $5,400, respectively.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
Warrants
The Company's common stock warrant activity is as follows:

                                                                              EXERCISE        EXPIRATION
                                                              WARRANTS         PRICE             DATE
                                                              ---------       --------       -------------
Outstanding at January 1, 1996                                  124,833
  Warrants issued in connection with debt financing              44,552         7.01         Mar. 31, 2000
  Warrants issued in connection with debt financing             611,611         7.01         Apr. 30, 2001
  Warrants issued in connection with debt financing               4,859         7.72         Dec. 31, 2000
                                                              ---------
Balance at December 31, 1996                                    785,855
  Warrants issued in connection with conversion of Series B
     Preferred Stock                                             44,591         8.42          June 1, 2002
  Warrants issued in connection with conversion of the
     Bridge Notes                                               225,888         8.42          June 1, 2002
  Warrants issued in connection with the issuance of the
     1997 Bridge Notes                                          155,388         8.42          June 1, 2002
  Warrants issued in connection with issuance of Series C
     Preferred Stock                                            396,540         8.42          June 1, 2002
                                                              ---------
Balance at December 31, 1997                                  1,608,262
  Warrants issued in connection with issuance of the Sirrom
     debt                                                       139,004         8.42          May 31, 2003
                                                              ---------
Balance at December 31, 1998                                  1,747,266
  Warrants issued in connection with the Sirrom debt
     (Unaudited)                                                 26,732         8.42          May 31, 2003
  Warrants issued in connection with conversion of Series B
     Preferred Stock (Unaudited)                                  1,222         8.42          June 1, 2002
                                                              ---------
Balance at March 31, 1999 (Unaudited)                         1,775,220
                                                              =========

The Company also issued 10,500 warrants to acquire Series C preferred stock in connection with the Equipment Note. These warrants are convertible into 124,747 shares of Common Stock and expire on June 3, 2002.

Reserve for Issuance (Unaudited)
At March 31, 1999, the Company has authorized the following shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, exercise of options and warrants:

Series A Preferred Stock (795,000 shares)                       283,343
Series B Preferred Stock (750 shares)                             8,910
Series C Preferred Stock (276,029)                            3,279,306
Common Stock Options Outstanding                              1,760,581
Common Stock Options Available to Grant                          85,268
Common Stock Warrants                                         1,775,220
Contingent Common Stock Warrants                                592,253
Series C Preferred Stock Warrants                               124,747
                                                              ---------
Total shares of authorized Common Stock reserved              7,909,628
                                                              =========

During 1994, a customer was granted an unrestricted right to purchase up to $100,000 of the Company's Common Stock at the initial public offering price in the event of an initial public offering.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
Stock Options
In February 1989, the Company adopted an Incentive Stock Option Plan (the Plan). During June 1997, the Company's Board of Directors authorized an increase of 124,747 shares of common stock that can be issued under the Plan. During 1998, the Company's Board of Directors increased the number of shares of common stock that can be issued under the plan to 2,316,730. The option price under the Plan will not be less than fair market value, as determined by the Board of Directors, on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally four years. Outstanding options expire after ten years.

During 1998, three employees tendered a total of 64,392 shares of common stock to the Company at prices ranging from $7.01 to $8.42 per share. The proceeds were used to exercise 156,109 options to purchase shares of common stock. During March of 1999, an employee tendered 1,336 shares of common stock to the Company for $8.42 per share. The proceeds were used to exercise options to purchase 2,673 shares of common stock.

During the year ended December 31, 1997, two employees exercised 27,088 options in exchange for notes receivable totaling $71,244. During 1998, four employees exercised 40,451 options in exchange for $118,875 of notes receivable. From January through March of 1999, four employees exercised 57,917 options in exchange for notes receivable totaling $231,250. As of December 31, 1997 and 1998, and March 31, 1999, 27,088, 67,539 and 122,783, respectively, of these shares of Common Stock were held by the Company as collateral for the notes receivable.

From January through March of 1999, the Company issued 97,961 options to certain employees with an exercise price of $8.42 per share which was below the fair market value at the time of the grant. Accordingly, the Company recorded deferred stock compensation of $448,661. Amortization expense for the deferred stock compensation totaled $115,204 for the three months ended March 31, 1999.

Additional information with respect to incentive stock option activity under the Plan is summarized as follows:

                                ---------------------------------------------------------------------------------------------
                                                                                                         THREE MONTHS ENDED
                                                                                                              MARCH 31,
                                                      YEARS ENDED DECEMBER 31,                                  1999
                                        1996                    1997                    1998                 (UNAUDITED)
                                            WEIGHTED-               WEIGHTED-               WEIGHTED-               WEIGHTED
                                             AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                                            EXERCISE                EXERCISE                EXERCISE                EXERCISE
                                 SHARES       PRICE      SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  period                        1,326,413     $4.29     1,448,906     $5.15     1,532,993     $5.20     1,779,382     $6.77
Options granted                   250,230      7.83       235,811      8.58       551,787      8.42        97,961     $8.42
Options exercised                (109,595)     0.37       (75,038)     3.13      (208,588)     3.23       (77,660)    $4.23
Options canceled or expired       (18,142)     5.76       (76,686)     7.04       (96,810)     6.55       (39,102)    $8.39
                                ---------               ---------               ---------               ---------
Outstanding at end of period    1,448,906     $5.15     1,532,993     $5.68     1,779,382     $6.77     1,760,581     $6.94
                                =========               =========               =========               =========
Options exercisable at end of
  period                        1,124,212     $4.49     1,273,467     $5.20     1,487,480     $6.48     1,453,617     $6.63
                                =========               =========               =========               =========

The following table summarizes information about stock options outstanding at December 31, 1998

                                                  --------------------------------------------------------------------
                                                              DECEMBER 31, 1998                   DECEMBER 31, 1998
                                                             OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                                  ------------------------------------------   -----------------------
                                                                WEIGHTED-AVERAGE   WEIGHTED-                 WEIGHTED-
                                                                   REMAINING        AVERAGE                   AVERAGE
                                                    NUMBER      CONTRACTUAL LIFE   EXERCISE      NUMBER      EXERCISE
            RANGE OF EXERCISE PRICE               OUTSTANDING      (IN YEARS)        PRICE     EXERCISABLE     PRICE
            -----------------------               -----------   ----------------   ---------   -----------   ---------
$0.02 to $5.61                                       523,145          2.47           $3.95        519,581      $3.94
$6.31 to $7.01                                       450,287          3.89            6.87        404,460       6.85
$7.72                                                  3,206          4.42            7.72          3,206       7.72
$8.42 to $9.82                                       802,744           7.2            8.55        560,233       8.55
                                                   ---------                                    ---------
                                                   1,779,382          4.97           $6.94      1,487,480      $6.63
                                                   =========                                    =========

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

Stock Options (continued)
In 1996, the Company adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, the Company would have incurred an additional expense of approximately $378,000, $580,000 and $933,000 resulting in a net loss in 1996, 1997, and 1998 of approximately $7,354,000, $11,626,000 and
$12,491,500, respectively. The resulting basic and diluted pro forma net loss per share would be $(1.96), $(3.01), and $(3.12) for the years ended December 31, 1996, 1997 and 1998, respectively. The effect of applying SFAS No. 123 on 1996, 1997, and 1998 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. The fair value of the options granted during 1996, 1997 and 1998 are estimated as $2.50, $2.61 and $2.61 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, risk-free interest rate of 6.625%, volatility of 25% and expected life of four years.

9. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

                                                 ---------------------------------------------------------------------
                                                                                                THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                    MARCH 31,
                                                    1996           1997           1998          1998          1999
                                                 -----------   ------------   ------------   -----------   -----------
                                                                                                    (UNAUDITED)
Net loss                                         $(6,976,391)  $(11,045,811)  $(11,558,469)  $(2,423,059)  $(3,485,022)
Preferred stock accretion                                 --     (1,998,665)    (3,779,169)   (1,035,585)   (1,266,184)
Beneficial return on preferred shares                     --             --             --            --    (2,668,109)
                                                 -----------   ------------   ------------   -----------   -----------
Net loss available for common stockholders        (6,976,391)   (13,044,476)   (15,337,638)   (3,458,644)   (7,419,315)
                                                 ===========   ============   ============   ===========   ===========
Weighted average number of common shares           3,742,648      3,858,366      4,009,713     3,986,015     4,106,277
Effect of dilutive securities:
  Stock options                                           --             --             --            --            --
  Warrants                                                --             --             --            --            --
Redeemable convertible preferred stock and
  Series A convertible preferred stock                    --             --             --            --            --
                                                 -----------   ------------   ------------   -----------   -----------
Adjusted weighted average shares and assumed
  conversions                                      3,742,648      3,858,366      4,009,713     3,986,015     4,106,277
                                                 ===========   ============   ============   ===========   ===========
Pro forma adjustment for redeemable convertible
  preferred stock and Series A preferred stock            --             --      2,347,015            --     3,255,685
Pro forma weighted average shares                         --             --      6,356,728            --     7,361,962
Loss per share:
  Basic and diluted                              $     (1.86)  $      (3.38)  $      (3.83)  $     (0.87)  $     (1.81)
  Pro forma basic and diluted                             --             --   $      (1.82)           --   $     (0.47)

Due to their antidilutive effects, outstanding shares of preferred stock, stock options and warrants to purchase 2,597,704, 5,616,962, 6,616,096, 5,576,010 and
7,232,107 shares of common stock at December 31, 1996, 1997,and 1998, and March 31, 1998 and 1999, respectively, were excluded from the computation of diluted earnings per share.

The pro forma adjustment for redeemable convertible preferred stock and Series A convertible preferred stock at December 31, 1998 and March 31, 1999, represents the effect of the conversion of the weighted average number of shares of Series A, Series B and C convertible preferred stock as if the shares were converted as of the date of issuance of the preferred stock. The pro forma earnings per share does not give effect to the initial public offering.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

10. INITIAL PUBLIC OFFERING

The Board of Directors of the Company has authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering ("IPO") pursuant to the Securities Act of 1933.

As of March 31, 1999, upon closing of the IPO, all outstanding shares of Series A, Series B and Series C Preferred Stock will automatically convert into an aggregate of 3,571,559 shares of common stock.

11. SUBSEQUENT EVENTS

Subsequent to year end the Board of Directors and stockholders of the Company approved a 1 for 2.8056787 reverse stock split of the Company's $0.0001 par value common stock effective May 2, 1999. All references in the accompanying financial statements to the number of shares of common stock and per share amounts have been restated to reflect the split.

12. PRO FORMA INFORMATION (UNAUDITED)

The financial statements include unaudited pro forma information as of March 31, 1999 to reflect, upon the Company's IPO, the conversion of all outstanding shares of Series A, Series B and C Preferred Stock into shares of Common Stock and the termination of the warrant put option. The pro forma information does not give effect to the IPO or to the application of the offering proceeds to repay debt.

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